EXECUTION VERSION

CREDIT AGREEMENT
dated as of June 16, 2023
Among
GREENLIGHT CAPITAL RE, LTD.,
as Borrower,
THE OTHER LOAN PARTIES PARTY HERETO,
THE VARIOUS FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders,
and
CIBC BANK USA,
as Agent and Lead Arranger

TABLE OF CONTENTS
    i

16.1 Guaranty	79
16.2 Right of Contribution	80
16.3 Subrogation	80
16.4 Amendments, etc. with respect to the Obligations	81
16.5 Waivers	81
16.6 Payments	81

ANNEXES

ANNEX A	Lenders and Pro Rata Shares
ANNEX B	Addresses for Notices

SCHEDULES

SCHEDULE 1.1	Subsidiaries
SCHEDULE 9.6	Litigation and Contingent Liabilities
SCHEDULE 9.21	Labor Matters
SCHEDULE 9.30	Adverse Communications
SCHEDULE 11.1	Existing Debt
SCHEDULE 11.2	Existing Liens
SCHEDULE 11.11	Investments
SCHEDULE 12.1	Debt to be Repaid

EXHIBITS

EXHIBIT A	Form of Note (Section 3.1)
EXHIBIT B	Form of Compliance Certificate (Section 10.1(c))
EXHIBIT C	Form of Assignment Agreement (Section 15.6(a))
EXHIBIT D	Form of Notice of Borrowing (Section 2.2(b))
EXHIBIT E	Form of Notice of Continuation (Section 2.2(c))
EXHIBIT F	Form of Cash Account Pledge Agreement (Section 1.1)
EXHIBIT G	Form of Blocked Account Agreement (Section 1.1)
EXHIBIT H	Form of UCC Financing Statement (Section 10.10(b))

    v

CREDIT AGREEMENT
THIS CREDIT AGREEMENT dated as of June 16, 2023 (this “Agreement”) is entered into among GREENLIGHT CAPITAL RE, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Borrower”), the other Loan Parties hereto, the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”) and CIBC BANK USA (in its individual capacity, “CIBC US”), as administrative agent for the Lenders.
The Lenders have agreed to make available to Borrower term loans upon the terms and conditions set forth herein.
In consideration of the mutual agreements herein contained, the parties hereto agree as follows:
Section 1.
DEFINITIONS; PRINCIPLES OF CONSTRUCTION.
1.1Definitions. When used herein the following terms shall have the following meanings:
“Acceleration Event” means the occurrence of an Event of Default (a) in respect of which all or any portion of the Obligations have become or been declared due and payable pursuant to Section 13.2, (b) in respect of which all or a portion of the Commitment has been suspended or terminated pursuant to Section 13.2, or (c) arising under Section 13.1(a) as a result of a failure to pay the outstanding principal balance of the Loans on the Maturity Date.
“Account or Accounts” is defined in the UCC.
“Account (Cash Collateral)” means an interest-bearing blocked account to be opened at CIBC US in the name of Borrower or Verdant.
“Account Opening Date” means the date on which the Account (Cash Collateral) is opened with CIBC US.
“Account Pledge Agreement” means that certain Account Pledge Agreement substantially in the form of Exhibit F attached hereto by and between Borrower or Verdant (as applicable) and Agent, as amended from time to time in accordance with its terms.
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or a substantial portion of the assets of a Person, or of all or a substantial portion of any business unit, line of business, or division of a Person, (b) the acquisition of in excess of 50% of the Capital Securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).
“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 15% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither Agent nor any Lender shall be deemed an Affiliate of any Loan Party. For purposes of clarity, Canadian Imperial Bank of Commerce and each of its direct and indirect subsidiaries are “Affiliates” of CIBC US.

“Agent” means CIBC US in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.
“Agent Fee Letter” means the Fee Letter of even date herewith between Borrower and Agent.
“Agent Parties” is defined in Section 15.3(c).
“Agreement” is defined in the preamble of this Agreement.
“Applicable Law” means any Law which is applicable to the Loan Parties or their businesses, the Loan Documents or the Loans hereunder, including, without limitation, all Insurance Regulations.
“Approved Fund” means any Fund that is administered, managed, advised or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Asset Disposition” means the sale, license, lease, assignment or other transfer of any property for value (each, a “Disposition”) by any Loan Party to any Person (other than a Loan Party) (including any sale and leaseback transaction but excluding any issuance of Capital Securities by a Subsidiary of such Person) of any asset or right of such Loan Party other than (a) Permitted Dispositions and (b) other dispositions in any Fiscal Year the Net Proceeds of which do not in the aggregate exceed $1,000,000.
“Assignee” is defined in Section 15.6(a).
“Assignment Agreement” is defined in Section 15.6(a).
“Attorney Costs” means all reasonable and documented fees and charges of one law firm to the Agent and the Lenders, taken as a whole (including one local counsel law firm in each relevant jurisdiction to the extent reasonably necessary); provided, however, if a conflict of interest exists and a party affected by such conflict retains its own counsel, Attorney Costs shall include all reasonable and documented fees and charges of another firm of counsel for such affected party.
“Availability Period” is defined in Section 2.1.
“Bail-In Action” is defined in Section 15.22.
“Bank Product Agreements” means those certain agreements entered into from time to time between any Loan Party and a Lender or its Affiliates in connection with any of the Bank Products, including without limitation, Hedging Agreements.
“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Loan Parties to any Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to Agent or any Lender.
“Bank Products” means any service provided to, facility extended to, or transaction entered into with, any Loan Party by any Lender or its Affiliates consisting of, (a) deposit accounts, (b) cash management services, including, controlled disbursement, lockbox, electronic funds transfers (including, book transfers, fedwire transfers, ACH transfers), online reporting and other services relating to accounts maintained with any Lender or its Affiliates, (c) debit cards and credit cards, (d) Hedging Agreements or (e) so long as prior written notice thereof is provided by Lender (or its Affiliate) providing such service, facility or transaction and Agent consents in writing to its inclusion as a Bank Product.
“Base Rate” means for any day, the greatest of (a) the Federal Funds Rate for such day plus 0.5%, (b) the Prime Rate for such day and (c) one percent (1%) per annum.

“Base Rate Loan” means any Loan which bears interest at or by reference to the Base Rate. For the avoidance of doubt, Base Rate Loans shall only exist under the circumstances described in Sections 2.2(c), 2.5, 8.2 and 8.3.
“Base Rate Margin” means two and 50/100 percent (2.50%) per annum.
“Benchmark” is defined in Section 15.24.
“Benchmark Conforming Changes” is defined in Section 15.24.
“Benchmark Replacement” is defined in Section 15.24.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230 and the Beneficial Ownership Regulations of the Cayman Islands (as applicable).
“Blocked Account Agreement” means that certain Blocked Account Control Agreement substantially in the form of Exhibit G attached hereto, to be dated as of the Account Opening Date by and among Borrower or Verdant (as applicable), Agent and CIBC US as depository institution.
“Borrower” is defined in the preamble of this Agreement.
“BSA” is defined in Section 10.4.
“Business Day” means a day of the week (but not a Saturday, Sunday or holiday) on which (a) the Chicago, Illinois offices of Agent are open to the public for carrying on substantially all of Agent’s business functions and (b) that is not a legal holiday or another day on which banks are required by law to close in the Cayman Islands, provided, however, that when used in the context of a SOFR Loan, the term “Business Day” shall also exclude any day that is not also a SOFR Business Day. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.
“Business Plan” means the Business Plan (or local equivalent) of each Regulated Insurance Company as submitted to and approved by the applicable Regulatory Authority, as amended from time to time; it being understood that, as of the Closing Date, the CBI does not formally approve the Business Plan (or local equivalent) of GRIL.
“Capital and Surplus” means, as of any date of determination, the amount by which the value of all of the assets of the Regulated Insurance Companies which are Restricted Subsidiaries exceeds all of the liabilities of the Regulated Insurance Companies which are Restricted Subsidiaries, calculated in accordance with GAAP.
“Capital and Surplus to PCR Ratio” means, as of any date of determination, the ratio of (a) Capital and Surplus to (b) PCR.
“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.
“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a Trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.
“Cash Equivalent” means, at any time, (a) any evidence of Debt, maturing not more than one year from date of acquisition, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than 270 days from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-1 by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-1 by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than 180 days after such time, or any overnight Federal Funds transaction that is issued or sold by any Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder and (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments reasonably approved in writing by Agent.
“CBI” means the Central Bank of Ireland (and any successor body thereto).
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall, unless otherwise approved by the Agent in its reasonable discretion, be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or unconditionally exercisable after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the Capital Securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) as set forth in the preceding parenthetical; or (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
“CIBC US” is defined in the preamble of this Agreement.
“CIMA” means the Cayman Islands Monetary Authority (and any successor body thereto).
“Closing Date” is defined in Section 12.1.
“Code” means the Internal Revenue Code of 1986, as amended from time to time and any successor statute.

“Collateral” is defined in the Account Pledge Agreement.
“Collateral Documents” means, collectively, the Account Pledge Agreement, the Blocked Account Control Agreement, and any other agreement or instrument pursuant to which Borrower, any Subsidiary, any other Loan Party or any other Person grants or purports to grant collateral to Agent for the benefit of the Lenders to secure the Loans or otherwise relates to such collateral.
“Commitment” means, as to any Lender, such Lender’s commitment to make Loans under this Agreement, as may be reduced from time to time pursuant to Section 6.1. The initial Commitment is $75,000,000 and the initial amount of each Lender’s Commitment is set forth on Annex A.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time and any successor statute.
“Compliance Certificate” means a Compliance Certificate in substantially the form of Exhibit B.
“Computation Period” means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contingent Liability” means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the portion of the outstanding principal amount of the indebtedness, obligation or other liability guaranteed or supported thereby, calculated in accordance with GAAP.
“Controlled Group” means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
“Convertible Notes” means those certain 4.00% Convertible Senior Notes 2023 issued from time to time pursuant to the Indenture.
“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding (i) earn-outs and other Contingent

Obligations in connection with Permitted Acquisitions until such obligations become a liability on the balance sheet of such Person in accordance with GAAP and (ii) trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the lesser of (i) the aggregate principal amount of such indebtedness and (ii) the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the letters of credit), (g) all Hedging Obligations of such Person, (h) all Contingent Liabilities of such Person, (i) all Debt of any partnership of which such Person is a general partner unless such Debt is expressly made non-recourse to such Person and (j) any Capital Securities or other equity instrument that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise.
“Debt to be Repaid” means Debt listed on Schedule 12.1.
“Default” means any event or condition that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding have not been satisfied (each of which failures shall be specifically identified in such notice), (b) has otherwise failed to pay over to Agent or any Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) has (i) been deemed or has a direct or indirect parent company that has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding, or had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity or (ii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts with the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or such Governmental Authority to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, (d) has notified Borrower, Agent or any Lender that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit (unless such notice or public statement indicates that such intention is based on a good faith determination that one or more conditions precedent to funding have not been satisfied (which notice or public statement specifically identifies the conditions not satisfied and the basis therefor)) or (e) has failed to confirm within three Business Days of a request by Agent that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrower and each Lender.
“Designated Proceeds” is defined in Section 6.2(b)(i).
“Disposition” is defined in the definition of “Asset Disposition”.
“Dollar” and the sign “$” mean lawful money of the United States of America.
“Environmental Claims” means all claims, contingent or otherwise, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility, directly or indirectly, for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all present or future federal, state local and foreign laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, decrees, concessions, grants, franchises, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including those related to Hazardous Substances, air emissions, discharges to waste or public systems and health and safety matters.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” means any of the events described in Section 13.1.
“Excluded Hedging Obligation” means, with respect to any Loan Party (other than Borrower), any Hedging Obligation constituting a Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Hedging Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Hedging Obligation. If any Hedging Obligation constituting a Swap Obligation arises under a master agreement governing more than one such Hedging Obligation, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.
“Excluded Subsidiaries” means (a) all Regulated Insurance Companies; (b) all Subsidiaries of Borrower to the extent a guaranty by any such Subsidiary is not permitted by Applicable Law or, to the extent such Subsidiary is a joint venture, the terms of such Subsidiary’s joint venture documents, (c) all Immaterial Subsidiaries; (d) all Unrestricted Subsidiaries; and (e) Greenlight Re Corporate Member Ltd.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized or incorporated under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to the Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment made at the request of the Borrower pursuant to Section 8.7(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 7.9, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes that would not have been imposed but for such Recipient’s failure to comply with Section 7.9(d) and (d) any Taxes imposed under FATCA.
“Existing Letter of Credit Facility” means that certain committed letter of credit facility provided by Citibank Europe Plc to Greenlight Re pursuant to the terms of that certain letter agreement dated as of August 20, 2010 by and between Greenlight Re and Citibank Europe Plc, as amended prior to the date hereof, and as further amended, restated or otherwise modified from time to time in accordance with its terms and this Agreement.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor or version that is substantially compatible and not materially more onerous to comply with), any other legislation, rules, practices or guidance adopted by any jurisdiction which serves a similar purpose thereto (including, for the avoidance of doubt, the OECD Common Reporting Standard, anti-hybrid rules, and DAC 6), any current or future regulations or official interpretations thereof and any agreements entered into by the United States pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement among Governmental Authorities implementing the foregoing, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement, or any treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“FCPA” is defined in Section 9.22(d).
“Federal Funds Rate” means, for any day, a fluctuating interest rate equal for each day during such period to the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%, or, if such rate is not so published for any day which is a Business Day, the rate determined by Agent in its reasonable discretion. Agent’s determination of such rate shall be binding and conclusive absent manifest error.
“Financial Covenants” means the covenants set forth in Section 11.14.
“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.
“Fiscal Year” means the fiscal year of Borrower, which period shall be the 12-month period ending on December 31 of each year.
“Floor” means a rate of interest equal to 0%.
“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.
“Fund” means any Person (other than a natural Person) that is (or will be) primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funded Debt” means, collectively, any Debt described in clauses (a), (b), (c), (d), (e), (f) (but only to the extent (a) the amount such letter of credit, bankers’ acceptances or similar obligation has been drawn and not reimbursed to the applicable counterparty and (b) such unreimbursed amount is not cash collateralized) and (j) of the definition thereof, including, without limitation, the Loans and the Debt evidenced by the Convertible Notes.
“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.
“Governmental Authority” means the government of the United States of America, the Cayman Islands (including, without limitation, CIMA), the United Kingdom, Ireland or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Greenlight Re” means Greenlight Reinsurance, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands and licensed as a Class D insurance company with CIMA under license number 645363.
“GRIL” means Greenlight Reinsurance Ireland, dac, a designated activity company formed under the laws of the Republic of Ireland.
“Group” is defined in Section 2.2(a).
“Hazardous Substances” means hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, oil, hazardous material, chemical or other substance regulated by or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.
“Hedging Agreement” means any bank underwritten cash and/or derivative financial instrument including, but not limited to, any interest rate, currency or commodity swap agreement, cap agreement, collar agreement, spot foreign exchange, forward foreign exchange, foreign exchange option (or series of options) and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.
“Hedging Obligation” means, with respect to any Person, any liability of such Person under any Hedging Agreement.
“Immaterial Subsidiary” means, at any date, any Subsidiary designated by Borrower, pursuant to a written notice to Agent (provided that such written notice and designation of a Subsidiary as an Immaterial Subsidiary shall only be permitted if (a) no Default or Event of Default has occurred and is continuing at the time of such designation and (b) the Borrower shall be in pro forma compliance with the Financial Covenants after giving effect to such designation), as an Immaterial Subsidiary and that when taken together with such Subsidiary’s consolidated Subsidiaries, (x) (a) does not, as of the end of the most recently ended Computation Period, have assets with a fair market value in excess of 2.5% of the total assets of Borrower and the other Subsidiaries and (b) did not, for the most recently ended Computation Period, have revenues exceeding 2.5% of the total revenues of Borrower and the other Subsidiaries on a consolidated basis and (y) when taken together with all other Immaterial Subsidiaries at such time (a) does not, as of the end of the most recently ended Computation Period, have assets with a fair market value in excess of 5% of the total assets of Borrower and the other Subsidiaries and (b) did not, for the most recently ended Test Period, have revenues exceeding 5% of the total revenues of Borrower and the other Subsidiaries on a consolidated basis.
“Indemnified Liabilities” is defined in Section 15.17.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indenture” means that certain Indenture dated as of August 7, 2018, as amended from time to time.
“Initial Payment Date” means that date which is three (3) months after the Termination Date.
“Insurance Regulations” means, collectively, any applicable insurance regulations issued by CIMA pursuant to the Insurance Act (as Revised) in effect from time to time or by CBI pursuant to the European Union (Insurance and Reinsurance) Regulations 2015 in effect from time to time.
“Investment” means, with respect to any Person, any direct or indirect acquisition or investment in another Person, whether by acquisition of any assets, debt, or Capital Security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than advances to employees of such Person for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or by making an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment by giving effect to any returns or distributions of capital or repayment of principal actually received in case by such Person with respect thereto.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof, in each case whether or not having the force of law.
“Lender(s)” is defined in the preamble of this Agreement. For the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Collateral Documents, the term “Lender” shall include Affiliates of a Lender providing a Bank Product.
“Lender Party” is defined in Section 15.17.
“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.
“Loan or Loans” is defined in Section 2.1.
“Loan Documents” means, collectively, this Agreement, the Notes, the Agent Fee Letter, the Collateral Documents, the Subordination Agreements and all documents, instruments and agreements delivered in connection with the foregoing.
“Loan Party” means Borrower and each Subsidiary Guarantor.
“Mandatory Prepayment Event” is defined in Section 6.2(b)(i).
“Margin Stock” means any “margin stock” as defined in Regulation U.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, or properties of the Loan Parties and their Restricted Subsidiaries, taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of the material Obligations (as determined by Agent in its reasonable discretion) under any Loan Document, (c) a material adverse effect upon any substantial portion of the Collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any material Loan Document (as determined by Agent in its reasonable discretion, and which, for the avoidance of doubt, shall include, without limitation, this Agreement, the Note, the Account Pledge Agreement and the Blocked Account Agreement) or (d) a material impairment of Agent’s or any Lender’s rights and remedies under this Agreement and the other Loan Documents, taken as a whole.
“Maturity Date” means the earlier to occur of: (a) August 1, 2026 and (b) the date on which the Obligations are accelerated pursuant to Section 13.2.
“Maximum Outside Balance” means an amount equal to the sum of (a) the greater of: (i) $40,000,000 and (ii) 2.5% of the total assets of the Borrower and its Restricted Subsidiaries; (b) funds held in local escrow or trust accounts; (c) funds held in local accounts in jurisdictions where CIBC US does not operate or as required by local law and (d) funds from third party payees held in or transferred through accounts to be paid to trustees and other custodians with respect to insurance-related arrangements.
“Multiemployer Pension Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any other member of the Controlled Group (i) is or may be obligated to make contributions, (ii) during the preceding five plan years has made or been obligated to make contributions, or (iii) has any liability.
“Net Cash Proceeds” means:
(a)with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Asset Disposition net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by Borrower to be payable as a result thereof and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Disposition (other than the Loans);
(b)with respect to any issuance of Debt, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters’ and placement fees).
“Net Debt” means, as of any date of determination, for the Borrower and its consolidated Restricted Subsidiaries, the difference between (a) Funded Debt minus (b) Qualified Cash.
“Net Debt to Capital and Surplus Ratio” means, as of any date of determination, the ratio of (a) Net Debt to (b) Capital and Surplus.
“Non-Consenting Lender” is defined in Section 15.1.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-U.S. Participant” is defined in Section 7.9(d)(i).
“Non-Use Fee Rate” means one-quarter of percent (0.25%) per annum.
“Note” means a promissory note substantially in the form of Exhibit A.
“Notice of Borrowing” is defined in Section 2.2(b).
“Notice of Continuation” is defined in Section 2.2(c).
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement and any other Loan Document including Attorney Costs, all Hedging Obligations permitted hereunder which are owed to any Lender (or its Affiliates) or Agent, and all other Bank Products Obligations, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due and including interest and fees that accrue after the commencement by or against Borrower or any Subsidiary thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, commissions, charges, expenses, fees, indemnities and other amounts payable by Borrower under any Loan Document and (b) the obligation of Borrower to reimburse any amount in respect of any of the foregoing that Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of Borrower.
“OFAC” is defined in Section 10.4.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court, transfer, value added, excise or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.7(b).
“Participant” is defined in Section 15.6(b).
“Participation Register” is defined in Section 15.6(b).
“Patriot Act” is defined in Section 15.16.
“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
“PCR” means (a) with respect to Greenlight Re, the Prescribed Capital Requirement under the Cayman Islands’ Insurance Capital and Solvency Regulations (as Revised) and (b) with respect to GRIL, the Prescribed Capital Requirement under the Solvency II Regime.
“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
“Permitted Acquisition” means any Acquisition consummated after the Closing Date by Borrower, any other Loan Party or any Restricted Subsidiary of all or substantially all of the assets of a Person or of 100% of the equity interests of a Person so long as each of the conditions precedent set forth below shall have been satisfied:
(a)Agent and Lenders receive not less than ten (10) Business Days’ prior written notice of such Acquisition (or such shorter period as determined by Agent in its reasonable discretion), which notice shall include a reasonably detailed description of the proposed terms of such acquisition and identify the anticipated closing date thereof;
(b)Any new Subsidiary acquired or formed in connection with the Acquisition becomes a Loan Party to the extent required by Section 10.9;
(c)In connection with any Acquisition with aggregate consideration (as determined by clause (g) below) of greater than $2,500,000, Agent receives, not less than ten (10) Business Days’ prior to the consummation of such acquisition (or such later date as approved by the Agent in its reasonable discretion), a due diligence package, reasonably satisfactory to them, which package shall include (with respect to clauses (ii) through (v) below, only to the extent available to or prepared by Borrower or the applicable seller), without limitation, the following with regard to the acquisition of the applicable target:
(i)    pro forma financial projections (after giving effect to such acquisition) prepared by Borrower for the Loan Parties for the current and next two (2) Fiscal Years or through the remaining term of this Agreement (or such shorter period as Agent may determine in its reasonable discretion);

(ii)    appraisals;
(iii)    historical financial statements of the applicable target for the three (3) fiscal years prior to such acquisition (or, if such target has not been in existence for three (3) years, for each year such target has existed);
(iv)    a financial due diligence report from a nationally recognized accounting firm (or such other firm as approved by Agent in its reasonable discretion); and
(v)    any other material due diligence investigation with respect to such acquisition reasonably required by Agent;
(d)such Acquisition only comprises a business of the type engaged in by Borrower and its Subsidiaries as of the Closing Date or any business ancillary thereto, and which business would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Document other than approvals applicable to the exercise of such rights and remedies with respect to Borrower prior to such acquisition;
(e)No Default or Event of Default exists after giving effect to the Acquisition;
(f)after giving effect to such acquisition and the incurrence of any Loans, other debt or contingent obligations in connection therewith, the Loan Parties shall be in compliance on a pro forma basis with the Financial Covenants, recomputed for the most recently ended month of Borrower for which information is available regarding the business being acquired;
(g)the aggregate consideration paid in connection with all acquisitions shall not exceed $25,000,000 (for purposes hereof, consideration shall include all amounts paid or payable in connection with an acquisition (including all debt, liabilities and contingent obligations incurred or assumed in connection therewith));
(h)all material consents necessary for such acquisition (including such consents as Agent deems reasonably necessary) have been acquired and such acquisition is consummated in accordance with the applicable acquisition documents and Applicable Law; and
(i)as soon as practicable after the closing of such acquisition, and in any event within twenty (20) Business Days after such closing, Borrower shall deliver copies of all documents executed in connection with such acquisition to Agent and Lenders.
“Permitted Dispositions” means:
(a)Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
(b)Dispositions of inventory in the ordinary course of business;
(c)Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(d)Dispositions of property by (i) any Loan Party or Subsidiary to any other Loan Party or (ii) by any Subsidiary which is not a Loan Party to any Loan Party or Subsidiary;
(e)leases, licenses, subleases or sublicenses (including the provision of open source software under an open source license) granted in the ordinary course of business and on ordinary commercial terms that do not interfere in any material respect with the business of the Borrower and its Subsidiaries;

(f)Dispositions of intellectual property rights that are no longer used or useful in the business of the Borrower and its Subsidiaries;
(g)the discount, write-off or Disposition of accounts receivable overdue by more than 60 days or the sale of any such accounts receivable for the purpose of collection to any collection agency, in each case in the ordinary course of business;
(h)Dispositions of property no longer used or useful in the business of the Loan Parties and their Subsidiaries;
(i)Dispositions of any equity interests in Borrower to the extent not constituting a Change of Control; and
(j)Restricted Payments and Investments permitted by this Agreement.
“Permitted Lien” means a Lien expressly permitted hereunder pursuant to Section 11.2.
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Debt of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Debt so modified, refinanced, refunded, renewed or extended except by an amount equal to any interest capitalized, any premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and (b) the terms and conditions of any such modified, refinanced, refunded, renewed or extended Debt, taken as a whole, shall not be materially less favorable to any Loan Party than this Agreement and the other Loan Documents, except for terms and conditions applicable only to periods after the Maturity Date.
“Person” means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority, or any other entity, whether acting in an individual, fiduciary or other capacity.
“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA, maintained for employees of Borrower or any Subsidiary, or any such plan to which any Loan Party has an obligation to make contributions on behalf of any of its employees or with respect to which Borrower or any Subsidiary has any liability.
“Platform” means Debt Domain, Intralinks, SyndTrak, DebtX or a substantially similar electronic transmission system.
“Prepayment” means any full or partial voluntary prepayment of the outstanding principal amount of the Loans pursuant to Section 6.2(a).
“Prepayment Fee” means a prepayment fee calculated as follows: (i) in the case of any Prepayment made prior to the first anniversary of the Closing Date, 0.50% of the principal Loan amount being prepaid on the date of such Prepayment; (ii) in the case of any Prepayment made on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, 0.25% of the principal Loan amount being prepaid on the date of such Prepayment; and (iii) in the case of any Prepayment made on or after the second anniversary of the Closing Date, 0%; provided, however, that no Prepayment Fee shall be due in the event Borrower makes one or more partial Prepayments of the Loans until such time as the aggregate amount of all such partial Prepayments exceeds $15,000,000.
“Prime Rate” means, for any day, the rate of interest in effect for such day as announced from time to time by Agent as its prime rate (whether or not such rate is actually charged by Agent), which is not intended to be Agent’s lowest or most favorable rate of interest at any one time. Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate announced by Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that Agent shall not be obligated to give notice of any change in the Prime Rate.
“Principal Payment Date” means each three (3) month anniversary of the Termination Date, commencing on the Initial Payment Date.
“Pro Rata Share” means the percentage obtained by dividing (i) such Lender’s Commitment, by (ii) the aggregate amount of Commitment of all Lenders; provided that following the funding of any Loan, Pro Rata Share shall be the percentage obtained by dividing (A) such Lender’s Commitments plus the unpaid principal amount of such Lender’s Loans by (B) the amount of all Commitments plus the unpaid principal amount of all Loans of all Lenders.
“Qualified Cash” means unrestricted cash of Borrower or Verdant (as applicable) deposited into the Account (Cash Collateral) from time to time; provided, however, that Qualified Cash shall not exceed $10,000,000 in the aggregate at any time.
“Recipient” means (a) Agent and (b) any Lender, as applicable.
“Register” is defined in Section 15.7.
“Regulation D” means Regulation D of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof. “Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulated Insurance Company” shall mean a Loan Party or Subsidiary which is regulated under any Applicable Law as an insurance company.
“Regulatory Authorities” means, collectively, CIMA and CBI.
“Regulatory Reports” is defined in Section 9.24(a).
“Reinsurance Agreements” means all reinsurance contracts under which a Regulated Insurance Company has ceded, retroceded or assigned to reinsurers risks insured or reinsured by such Regulated Insurance Company that are either (i) in force or (ii) terminated but under which there remains any outstanding liability from the reinsurer with respect to which reserves are currently carried.
“Reinsurance Counterparty” shall mean a reinsurance company with whom any Regulated Insurance Subsidiary has entered into a Reinsurance Agreement.
“Relevant Governmental Body” means the Federal Reserve Board, the Federal Reserve Bank of New York, a committee officially endorsed or convened by either thereof, or any successor thereto.
“Replacement Lender” is defined in Section 8.7(b).
“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.
“Required Lenders” means, (a) at any time there are one (1) or two (2) Lenders, Lenders whose Pro Rata Shares equals 100% as determined pursuant to the definition of “Pro Rata Share” and (b) at any time there are three (3) or more Lenders, Lenders whose Pro Rata Shares equals at least 51% as determined pursuant to the definition of “Pro Rata Share”; provided that the Pro Rata Shares held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders. For purposes of this definition, Lenders which are Affiliates of each other shall be deemed to be a single Lender.

“Required Licenses” means each license issued by a Regulatory Authority to a Regulated Insurance Company.
“Required Rating” means an AM Best rating of at least A- (Financial Strength Rating).
“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.
“Sanctions” is defined in Section 9.22(b).
“SEC” means the Securities and Exchange Commission or any other Governmental Authority succeeding to any of the principal functions thereof.
“Senior Officer” means, with respect to any Loan Party, the chief financial officer, president or any other officer of such Loan Party having financial responsibilities and material knowledge regarding financial matters.
“SOFR” means, with respect to any SOFR Business Day, a rate per annum equal to the secured overnight financing rate for such SOFR Business Day.
“SOFR Borrowing” means the SOFR Loans comprising a borrowing of Loans.
“SOFR Business Day” means any day other than a Saturday or Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“SOFR Interest Rate” means, with respect to each day during which interest accrues on a Loan, the rate per annum (expressed as a percentage) equal to (a) Term SOFR for the applicable Term SOFR Interest Period for such day plus the SOFR Spread Adjustment for the applicable Term SOFR Interest Period; or (b) if the then-current Benchmark has been replaced with a Benchmark Replacement pursuant to Section 15.24, such Benchmark Replacement for such day. Notwithstanding the foregoing, the SOFR Interest Rate shall not at any time be less than (i) three and 60/100 percent (3.60%) per annum for Loans with a Term SOFR Interest Period of 1 month; (ii) three and 65/100 percent (3.65%) per annum for Loans with a Term SOFR Interest Period of 3 months and (iii) three and 75/100 percent (3.75%) per annum with a Term SOFR Interest Period of 6 months.
“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.
“SOFR Margin” means three and 50/100 percent (3.50%).
“SOFR Spread Adjustment” means 0.10% for a Term SOFR Interest Period of 1 month, 0.15% for a term SOFR Interest Period of 3 months and 0.25% for a Term SOFR Interest Period of 6 months.
“Solvency II Regime” means the prudential regime for insurance and reinsurance undertakings in the European Union, as entered into force in January 2016.
“Specified Event of Default” means an Event of Default pursuant to the following: (a) Section 13.1(a); (b) Section 13.1(d); (c) Section 13.1(e)(i) (solely with respect to violations of (i) Section 10.1(e)(i) (to the extent arising from Borrower’s failure to notify Agent of any other Specified Event of Default) and (ii) Section 11.14); (d) Section 13.1(e)(ii) (solely with respect to violations of Section 10.1(a), Section 10.1(b) or Section 10.1(c)) or Section 13.1(k).
“Statutory Statements” is defined in Section 9.25(a).
“Subordinated Debt” means unsecured Debt of Borrower or any Restricted Subsidiary which has subordination terms, which have been approved in writing by the Required Lenders in their reasonable discretion.

“Subordinated Debt Documents” means all documents and instruments relating to the Subordinated Debt and all amendments and modifications thereof approved by Agent, in its reasonable discretion.
“Subordination Agreements” means any subordination agreements executed by a holder of Subordinated Debt in favor of Agent and the Lenders from time to time after the Closing Date in form and substance and on terms and conditions reasonably satisfactory to Agent.
“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company, association, joint venture or other business entity of which such Person owns, directly or indirectly through one or more intermediaries, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity (other than securities or interest having such power only by reason of the happening of a contingency). Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Borrower. All Subsidiaries of Borrower as of the Closing Date are listed on Schedule 1.1.
“Subsidiary Guarantors” means all Subsidiaries of Borrower which are not Excluded Subsidiaries.
“Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Taxes” means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings (including backup withholding), and any interest and penalties and other additions to taxes with respect to the foregoing.
“Term SOFR” means, for any calculation with respect to any applicable SOFR Loan for any Term SOFR Interest Period, the greater of (a) the forward-looking term rate based on SOFR for a tenor comparable to such Term SOFR Interest Period that is published by the Term SOFR Administrator two (2) SOFR Business Days prior to the first day of such Term SOFR Interest Period; provided, however, that if as of 5:00 pm (New York City time) on any interest lookback day, Term SOFR for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respct to Term SOFR has not occurred, then Term SOFR will be Term SOFR as published by the Term SOFR Adminstrator on the first preceding SOFR Business Day for which Term SOFR for such tenor was published by the Term SOFR Administrator so long as such first preceding SOFR Business Day is not more than three (3) SOFR Business Days prior to such interest lookback day; and (b) the Floor. Unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 15.24, in the event that a Benchmark Replacement with respect to Term SOFR is implemented, then all references herein to Term SOFR shall be deemed references to such Benchmark Replacement.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Term SOFR selected by Administrative Agent in its reasonable discretion).
“Term SOFR Interest Period” means with respect to that portion of the Loan bearing interest based on Term SOFR, a period of 1 month, 3 months or 6 months, each to the extent such tenor is an Available Tenor, commencing on a SOFR Business Day as selected by Borrower in accordance with this Agreement, or on such other SOFR Business Day as is acceptable to Agent and Borrower; provided, however, that (a) if any Term SOFR Interest Period would end on a day other than a Business Day, such Term SOFR Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Term SOFR Interest Period shall end on the next preceding Business Day, (b) any Term SOFR Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Term SOFR Interest Period) shall end on the last Business Day of the last calendar month of such Term SOFR Interest Period, (c) no Term SOFR Interest Period shall extend beyond the Maturity Date and (d) no tenor that has been removed from this definition pursuant to Section 15.24 shall be available for specification in any borrowing request. For purposes hereof, the date of a Loan or SOFR Borrowing initially shall be the date on which such Loan or SOFR Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or SOFR Borrowing.
“Termination Date” means the earliest to occur of (a) August 1, 2023, (b) the date the Commitment is fully funded or (c) such other date on which the Commitments terminate pursuant to Section 6.1 or Section 13.
“Termination Event” means, with respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of Borrower or any other member of the Controlled Group from such Pension Plan during a plan year in which Borrower or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.
“Total Plan Liability” means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.
“Type” is defined in Section 2.2(a).
“UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time.
“Unfunded Liability” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.
“Unrestricted Liquidity” means, (a) prior to the Account Opening Date, unrestricted cash and unrestricted Cash Equivalents of the Borrower, (b) subject to clause (c), following the establishment and funding of the Account Opening Date, the then current balance of the Account (Cash Collateral); and (c) if at any time funds are released to Borrower from the Account (Cash Collateral) pursuant to Section 10.10(c), Unrestricted Liquidity shall equal the sum of the foregoing clauses (a) and (b).
“Unrestricted Subsidiaries” means all Subsidiaries designated as Unrestricted Subsidiaries in writing by Borrower to Agent subsequent to the Closing Date; provided however, that Borrower shall not effectuate any such designation if (a) a Default or Event of Default has occurred and is continuing or (b) after giving effect to such designation, Borrower would not be in pro forma compliance with the Financial Covenants. As of the Closing Date, there are no Unrestricted Subsidiaries.
“U.S. Tax Compliance Certificate” is defined in Section 7.9(d)(i).
“VAT” means (a) any value added tax imposed by the Value Added Tax Act 1994; (b) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (c) any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere
“Verdant” means Verdant Holding Company, Ltd., a Delaware corporation.
“Wholly-Owned Subsidiary” means, as to any Person, a Subsidiary all of the Capital Securities of which (except directors’ qualifying Capital Securities and shares issued to foreign nationals to the extent required by Applicable Law) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.
“Withholding Agent” means any Loan Party and the Agent.
1.2Other Interpretive Provisions. The following provisions shall apply to this Agreement and each other Loan Document, unless otherwise specified or the context otherwise requires: (a) Definitions of terms shall apply equally to the singular and plural forms of such terms; (b) Any pronoun shall include the corresponding masculine, feminine and neuter forms; (c) The words “include,” “includes” and “including” shall be deemed followed by the phrase “without limitation”; (d) The word “will” shall have the same meaning and effect as the word “shall”; (e) Any definition of or reference to any agreement, instrument or other document (including any organization document) shall include all amendments, supplements, modifications, exhibits, schedules and attachments thereto in effect (subject to any restrictions set forth in any Loan Document); (f) Any reference to any Person shall include its successors and assigns; (g) The words “herein,” “hereof” and “hereunder,” and words of similar import shall refer to such Loan Document in its entirety and not to any particular provision thereof; (h) All references to Sections, Exhibits and Schedules shall refer to such Loan Document; (i) Any reference to any law or regulation shall include all statutory, regulatory and self-regulatory rules, regulations, requirements, or provisions, including those consolidating, amending, modifying, supplementing, implementing, replacing or interpreting such law or regulation from time to time; (j) The words “asset” and “property” shall have the same meaning and effect and refer to any and all real and personal property, tangible and intangible assets, cash, securities, accounts and contract rights; (k) Section headings are included for convenience of reference only and shall not affect the interpretation thereof; (l) In calculating periods of time, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”; (m) all references to times of day shall be references to Central time (daylight or standard, as applicable); (n) all limitations, tests or measurements in the Loan Documents shall be cumulative notwithstanding that they measure or regulate the same or similar matters; and (o) the Loan Documents have been reviewed, negotiated and produced by all parties hereto and their counsel and shall not be construed against Agent merely because of Agent’s involvement in their drafting
1.3Accounting Terms; Changes in GAAP. Unless otherwise set forth herein, (a) all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted hereunder shall be prepared in conformity with, GAAP, as in effect from time to time, applied on a consistent basis and in a manner consistent with that used in preparing the pre-Closing financial statements. Together with each compliance certificate, Borrower will provide a written summary of any changes in GAAP that materially impact the calculation of the financial covenants in this Agreement; (b) all financial statements delivered hereunder shall be prepared without giving effect to FASB ASC 825 and FASB ASC 470-20 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof; (c) if any change in GAAP would affect the calculation of any financial ratio or requirement set forth in any Loan Document, and Borrower, Agent or the Required Lenders request, Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change (subject to the approval of the Required Lenders), provided that, until so amended, (i) such ratio or requirement shall continue to be calculated under GAAP prior to such change therein and (ii) Borrower shall provide to Agent and Lenders financial statements and other documents required hereunder or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; (d) Any financial ratios required to be maintained by Borrower hereunder shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number); and (e) for the purposes of Section 13, a breach of a financial covenant in this Agreement shall be deemed to have occurred as of any date of determination by Agent and as of the last day of any specified measurement period regardless of whether or when the financial statements reflecting such breach are delivered to Agent. All obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements.
1.4Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
1.5Rates. Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, (a) the continuation, administration, submission or calculation of or any other matter related to the Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Conforming Changes. Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. Agent may select information sources or services in its reasonable discretion to ascertain the Benchmark pursuant to the terms of this Agreement and shall have no liability to Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 2.
COMMITMENTS OF THE LENDERS; BORROWING AND CONVERSION.
1.1Commitments. Each Lender agrees to make a loan to Borrower (each such loan, a “Loan”) from time to time on any other Business Day after the Closing Date through and including the Termination Date (such period, the “Availability Period”) up to such Lender’s Pro Rata Share of the Commitment on such Business Day. Each funding of Loans shall result in a corresponding permanent reduction in the Commitments of the Lenders on such date, and the Commitments of the Lenders shall permanently expire on the last day of the Availability Period. Amounts repaid or prepaid on the Loans may not be re-borrowed.
1.2Loan Procedures.
(a)Various Types of Loans. Each Loan may be divided into tranches which are, either a Base Rate Loan or a SOFR Loan (each, a “Type” of Loan). Each Loan shall be a SOFR Loan, except to the extent converted to or advanced as a Base Rate Loan under Sections 2.2(c), 2.5, 8.2 or 8.3. SOFR Loans having the same Term SOFR Interest Period which expire on the same day are sometimes called a “Group” or collectively “Groups”. Base Rate Loans and SOFR Loans may be outstanding at the same time, provided that not more than three (3) different Groups of SOFR Loans shall be outstanding at any one time. All borrowings, conversions and repayments of Loans shall be effected so that each Lender will have a ratable share (according to its Pro Rata Share) of all Types and Groups of Loans.
(b)Borrowing Procedures. Borrower shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit D or telephonic notice (followed immediately by a Notice of Borrowing) to Agent of each proposed borrowing not later than 10:00 A.M., Chicago time, at least three (3) Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by Agent, shall be irrevocable (unless such proposed borrowing is contingent upon the closing of another transaction and such transaction does not close as and when contemplated), and shall specify the date, amount and initial Term SOFR Interest Period therefor and any other matters set forth in any applicable Benchmark Conforming Changes. Notwithstanding the foregoing or the definition of Term SOFR Interest Period, Agent (in Agent’s sole discretion), with notice to Borrower, may cause the initial interest period for a SOFR Loan to be a period less than 1 month in duration commencing on the date of the making of such SOFR Loan and ending on the last day of the month and calculate Term SOFR for such initial interest period based on a 1 month Term SOFR Interest Period. Promptly upon receipt of such notice, Agent shall advise each Lender thereof. Not later than 1:00 P.M., Chicago time, on the date of a proposed borrowing, each Lender shall provide Agent at the office specified by Agent with immediately available funds covering such Lender’s Pro Rata Share of such borrowing and, so long as Agent has not received written notice that the conditions precedent set forth in Section 12 with respect to such borrowing have not been satisfied, Agent shall pay over the funds received by Agent to Borrower on the requested borrowing date. Each borrowing shall be on a Business Day. Each borrowing shall be in an aggregate amount of at least $5,000,000, and integral multiples of $5,000,000.
(c)Continuation Procedures.
(i)So long as no Default or Event of Default has occurred and is continuing, Borrower shall maintain a SOFR Loan as a SOFR Loan by selecting a new Term SOFR Interest Period for such SOFR Loan. Each new Term SOFR Interest Period selected under this Section 2.2(c) shall commence on the last day of the immediately preceding Term SOFR Interest Period. Each selection of a new Term SOFR Interest Period shall be made by Borrower giving to Lender notice (a “Notice of Continuation”) not later than 10:00 a.m. on the third (3rd) Business Day prior to the date of any such continuation. Such Notice of Continuation shall be in writing substantially in the form of Exhibit E or by telephone, confirmed immediately in writing if by telephone, and shall specify (i) the proposed date of such Continuation, (ii) the SOFR Loans subject to such Continuation and (iii) the duration of the selected Term SOFR Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on Borrower once given. If Borrower shall fail to provide a Notice of Continuation in a timely manner for any such SOFR Loan in accordance with this Section 2.2(c), Borrower shall be deemed to have elected a new Term SOFR Interest Period of the same duration as the Term SOFR Interest Period then in effect for such SOFR Loan, effective on the last day of such Term SOFR Interest Period. If a Default or Event of Default has occurred and is continuing, such SOFR Loan will automatically, on the last day of the current Term SOFR Interest Period therefor, continue as a SOFR Loan with a one-month Term SOFR Interest Period; or at Agent’s option or Required Lenders’ request, Agent shall convert such SOFR Loan on the last day of the current Term SOFR Interest Period therefor to a Base Rate Loan.
(ii)Agent will promptly notify each Lender of its receipt of a Notice of Continuation pursuant to this Section 2.2(c) or, if no timely notice is provided by Borrower, of the details of any automatic conversion.
(iii)Any change to a SOFR Loan on a day other than the last day of a Term SOFR Interest Period therefor shall be subject to Section 8.4.
1.3[Reserved].
1.4Commitments Several. The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.
1.5Certain Conditions. No Lender shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any SOFR Loan bearing interest based on Term SOFR if an Event of Default exists.

1.6Defaulting Lenders.
(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 15.1.
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 13 or otherwise) or received by Agent from a Defaulting Lender pursuant to Section 7.5 shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; third, if so determined by Agent and Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 12.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Commitment Fees. No Defaulting Lender shall be entitled to receive any fee described in Section 5.1 for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)Defaulting Lender Cure. If Borrower and Agent agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 3.
EVIDENCING OF LOANS.
1.1Notes. At a Lender’s request, the Loans of such Lender shall be evidenced by a Note, with appropriate insertions, payable to the order of such Lender in a face principal amount equal to the sum of such Lender’s Commitment plus the principal amount of such Lender’s Loans.
1.2Recordkeeping. Agent, on behalf of each Lender, shall record in its records, the date and amount of each Loan made by each Lender, each repayment or conversion thereof and, in the case of each SOFR Loan bearing interest based on Term SOFR, the dates on which each Term SOFR Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrower hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon. In the event of any conflict between the records maintained by any Lender and the records maintained by Agent in such matters, the records of Agent shall control in the absence of manifest error.
Section 4.
INTEREST.
1.1Interest Rates. Borrower promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:
(a)at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect (it being understood that Base Rate Loans shall only exist under the circumstances described in Sections 2.2(c), 2.5, 8.2 and 8.3); and
(b)at all times while such Loan is not a Base Rate Loan, at a rate per annum equal to the sum of the SOFR Interest Rate plus the SOFR Margin from time to time in effect;
provided that at any time an Event of Default exists, unless the Required Lenders otherwise consent, the interest rate applicable to each Loan shall be increased by 3% (and, in the case of Obligations not bearing interest, such Obligations shall bear interest at the Base Rate plus 3%), provided further that such increase may thereafter be rescinded by the Required Lenders and automatically terminate if all existing Events of Default have been waived in accordance with the terms of this Agreement, notwithstanding Section 15.1. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 13.1(a) or Section 13.1(d), such increase shall occur automatically. In no event shall interest payable by Borrower to any Lender hereunder exceed the maximum rate permitted under Applicable Law, and if any such provision of this Agreement is in contravention of any such law, such provision shall be deemed modified to limit such interest to the maximum rate permitted under such law.
1.2Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each month and at maturity. Accrued interest on each SOFR Loan shall be payable on the last day of each Term SOFR Interest Period relating to such Loan (or, in the case of a SOFR Loan with a Term SOFR Interest Period of 6 months, on each 3-month anniversary of the commencement of such Term SOFR Interest Period), upon a prepayment of such Loan, and at maturity. After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.
1.3Setting and Notice of Interest Rates. The applicable Base Rate or SOFR Rate shall be reasonably determined by Agent, and notice thereof shall be given by Agent promptly to Borrower and each Lender. Each determination of the applicable Base Rate or SOFR Rate by Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. Agent shall, upon written request of Borrower or any Lender, deliver to Borrower or such Lender a statement showing the computations used by Agent in determining any applicable SOFR rate hereunder.

1.4Computation of Interest. Interest on any applicable portion of the outstanding principal balance of a Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (or 365/366 day year in the case of a Base Rate Loan) by (c) such portion of the outstanding principal balance of such Loan. Such interest shall be calculated on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Base Rate or Term SOFR shall be determined by Agent, and such determination shall be conclusive absent manifest error.
Section 5.
FEES.
1.1Non-Use Fee. Borrower agrees to pay to Agent for the account of each Lender (except as provided in Section 2.6) a non-use fee, for the period from the Closing Date to the Termination Date, at the Non-Use Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) equal to the average daily Commitment during the period of calculation. Such non-use fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date for any period then ending for which such non-use fee shall not have previously been paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.
1.2Prepayment Fees. Borrower agrees to pay to Agent, for the account of each Lender the Prepayment Fee (if any) simultaneously with any Prepayment. Notwithstanding the foregoing, the Prepayment Fee owed to a Lender may, at such Lender’s option be waived if the Loans are refinanced pursuant to a credit facility or other financing facility in which the Agent or any of its Affiliates acts as the sole lead arranger or, in the case of Lenders which are not Affiliates of the Agent, such Lender or any of its Affiliates participates.
1.3Upfront Fee. Borrower agrees to pay to Agent, for the account of each Lender an upfront fee equal to 0.30% of the initial amount of the Commitments (i.e., $225,000) on the Closing Date.
1.4Agent’s Fees. Borrower agrees to pay to Agent such agent’s fees as are mutually agreed to from time to time by Borrower and Agent including the fees set forth in Agent Fee Letter.
Section 6.
REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS.
1.1Reduction or Termination of the Commitment.
(a)Voluntary Reduction or Termination of the Commitment. Borrower may from time to time on at least five Business Days’ prior written notice received by Agent (which shall promptly advise each Lender thereof) permanently reduce the Commitment. Any such reduction shall be in an amount not less than $5,000,000 or a higher integral multiple of $1,000,000. Concurrently with a reduction of the Commitment to zero, Borrower shall pay all non-use fees.
(b)Reductions of the Commitment Upon Funding of Loans. The funding of any Loan shall permanently reduce the Commitments ratably among the Lenders according to their respective Pro Rata Shares of such Loan.
1.2Prepayments.
(a)Voluntary Prepayments. Subject to the payment of any applicable Prepayment Fee, Borrower may from time to time prepay the Loans in whole or in part; provided that Borrower shall give Agent (which shall promptly advise each Lender) notice thereof not later than 10:00 A.M., Chicago time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment.

(b)Mandatory Prepayments.
(i)Borrower shall make a prepayment of the Loan until paid in full upon the occurrence of any of the following (each, a “Mandatory Prepayment Event”) at the following times and in the following amounts (such applicable amounts being referred to as “Designated Proceeds”):
(A)Within five (5) Business Days following the receipt by any Loan Party of any Net Cash Proceeds from any Asset Disposition, in an amount equal to 100% of such Net Cash Proceeds; and
(B)Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of any Debt of any Loan Party (excluding Debt permitted by Section 11.1), in an amount equal to 100% of such Net Cash Proceeds.
With respect to any Net Cash Proceeds realized or received with respect to any Asset Disposition, at the option of the applicable Loan Party, such Loan Party may reinvest an amount equal to all or any portion of such Net Cash Proceeds in assets useful for the business of Borrower and its Restricted Subsidiaries within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if such Loan Party enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, eighteen (18) months after receipt of such Net Cash Proceeds; provided that if any Net Cash Proceeds are not so reinvested by the deadline specified in clause (x) or (y) above, as applicable, or if any such Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to the Net Cash Proceeds not so used shall be applied, in accordance with Section 6.3, to the prepayment of the Loans as set forth in this Section 6.2.
1.3Manner of Prepayments. Each voluntary partial prepayment pursuant to Section 6.2(a) shall be in a principal amount of $1,000,000 or a higher integral multiple of $500,000. Any partial prepayment of a Group of SOFR Loans shall be subject to the proviso to Section 2.2(c)(i). Any prepayment of a SOFR Loan bearing interest based on Term SOFR on a day other than the last day of a Term SOFR Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4. All prepayments of Loans shall be applied pro rata among the Loans according to the principal amounts thereof and, as to each Loan, pro rata to the remaining installments thereof. Except as otherwise provided by this Agreement, all principal payments in respect of the Loans shall be applied first, to repay outstanding Base Rate Loans and then to repay outstanding SOFR Loans, in direct order of Term SOFR Interest Period maturities in the case of SOFR Loans bearing interest based on Term SOFR.
1.4Repayments. Commencing on the Initial Payment Date, the Loan of each Lender shall be paid in installments equal to such Lender’s Pro Rata Share of the aggregate principal amount of the installments of the Loans, which installments shall be due and payable on each Principal Payment Date and shall each be equal to one and one-quarter percent (1.25%) of the aggregate principal amount of all Loans drawn under Section 2.1. Unless sooner paid in full, the outstanding principal balance of the Loans shall be paid in full on the Maturity Date.
Section 7.
MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.
1.1Making of Payments. All payments of principal or interest on the Loans, and of all fees, shall be made by Borrower to Agent in immediately available funds at the office specified by Agent not later than noon, Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by Agent on the following Business Day. Subject to Section 2.6, Agent shall promptly remit to each Lender its share of all such payments received in collected funds by Agent for the account of such Lender. All payments under Section 8.1 shall be made by Borrower directly to the Lender entitled thereto without setoff, counterclaim or other defense.

1.2Application of Certain Payments.
(a)So long as no Default or Event of Default has occurred and is continuing, (i) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (ii) voluntary and mandatory prepayments shall be applied as set forth in Section 6.3. Concurrently with each remittance to any Lender of its share of any such payment, Agent shall advise such Lender as to the application of such payment.
(b)Notwithstanding anything to the contrary contained in this Agreement, if an Event of Default has occurred and is continuing Borrower hereby irrevocably waives the right to direct the application of payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees, as between Borrower on the one hand and Agent and Lenders on the other, that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as Agent may deem advisable notwithstanding any previous entry by Agent in the loan account maintained by Agent with respect to the Loans or any other books and records.
(c)Following the occurrence and during the continuance of an Event of Default, but absent the occurrence and continuance of an Acceleration Event, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, to the Obligations in such order as Agent may from time to time elect. In the absence of any specific election made by Agent pursuant to this clause (c), or if directed in writing by Requisite Lenders, payments and proceeds received by Agent pursuant to this clause (c) shall be applied in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Loan Documents or the Collateral; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents or the Collateral; third, to accrued and unpaid interest on all other Obligations; fourth, to the principal amount of all other Obligations then due and owing; fifth, to payment of Obligations then due and owing to any Lender in respect of any Hedging Obligations; sixth, to all other outstanding Obligations (other than those described in clauses seventh below); and seventh, to provide cash collateral to secure any contingent Obligations, including Obligations in respect of Hedging Obligations.
(d)Notwithstanding anything to the contrary contained in this Agreement, if an Acceleration Event shall have occurred, and so long as it continues, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Loan Documents or the Collateral; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents or the Collateral; third, to accrued and unpaid interest on all other Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, ratably to the principal amount of all other Obligations outstanding, to the Obligations owing to any Lender in respect of any Hedging Obligations; and fifth, to all other outstanding Obligations and contingent Obligations.
(e)Any balance remaining after giving effect to the applications set forth in this Section 7.2 shall be delivered promptly to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out any of the applications set forth in this Section 7.2, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Persons entitled to receive a payment or cash collateral in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.
1.3Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a SOFR Loan bearing interest based on Term SOFR, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day, subject to any applicable Benchmark Replacement Changes) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.
1.4Setoff. Borrower and each other Loan Party agrees that Agent and each Lender have all rights of set-off and bankers’ lien provided by Applicable Law, and in addition thereto, Borrower and each other Loan Party, agrees that at any time any Event of Default exists, Agent and each Lender may apply to the payment of any Obligations of Borrower and each other Loan Party due and payable hereunder at such time any and all balances, credits, deposits, accounts or moneys of Borrower and each other Loan Party then or thereafter with Agent or such Lender; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to Agent for further application in accordance with the provisions of Section 2.6 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to Agent a statement describing in reasonable detail all obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees to notify Borrower and Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application
1.5Proration of Payments. Except as provided in Section 2.6, if any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise), on account of principal of or interest on any Loan (but excluding (i) any payment pursuant to Section 8 or Section 15.6 and (ii) payments of interest on any Loan described in Section 8.3) in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.
1.6Advances by Agent. Each Lender shall make the amount of each borrowing to be made by it hereunder available to Agent in immediately available funds at Agent’s office not later than 11:00 a.m. (Chicago time) on the proposed date thereof. Agent will make all such funds so received available to Borrower in like funds, by wire transfer of such funds in accordance with the instructions provided in the applicable borrowing request. Unless Agent shall have been notified by any Lender prior to the specified date of borrowing that such Lender does not intend to make available to Agent the Loan to be made by such Lender on such date, Agent may assume that such Lender will make the proceeds of such Loan available to Agent on the date of the requested borrowing and Agent may (but shall not be obligated to), in reliance upon such assumption, make available to Borrower the amount of such Loan to be provided by such Lender and such Lender shall be liable to Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon Agent’s demand therefor, Agent will promptly notify Borrower, and Borrower shall promptly pay such corresponding amount to Agent. Agent shall also be entitled to recover from the Lender or Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Agent to Borrower to the date such corresponding amount is recovered by Agent at a per annum rate equal to (a) from Borrower at the applicable rate for such Loan as provided in Section 4.1 or (b) from a Lender at the Federal Funds Rate. Subject to the terms of this Agreement, Borrower does not waive any claim that it may have against a Defaulting Lender.
1.7Presumptions by Agent. Unless Agent shall have received notice from Borrower prior to the date on which any payment is due hereunder to Agent for the account of the applicable Lender that Borrower will not make such payment, Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation.

1.8Deductions by Agent. If any Lender shall fail to make any payment required to be made by it under this Agreement, then Agent may, in its discretion and notwithstanding any contrary provision hereof, (a) apply any amounts thereafter received by Agent for the account of such Lender for the benefit of Agent to satisfy such Lender’s obligations to Agent, until all such unsatisfied obligations are fully paid or (b) hold any such amounts in a segregated account as cash collateral for, and for application to, any future funding obligations of such Lender under this Agreement, in the case of each of clauses (a) and (b) above, in any order as determined by Agent in its discretion.
1.9Taxes.
(a)All payments made by a Loan Party hereunder or under any Loan Documents shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.
(b)If a Withholding Agent shall be required by Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) to deduct any Taxes from or in respect of any sum payable to any Recipient hereunder or any other Loan Document: (i) such Withholding Agent shall make such deductions; (ii) such Withholding Agent shall pay the full amount deducted to the relevant taxing or other authority in accordance with Applicable Law; and (iii) if the Taxes are Indemnified Taxes, the sum payable shall be increased by the Loan Party as much as shall be necessary so that after making all the required deductions (including deductions applicable to additional sums payable under this Section 7.9), the Recipient receives an amount equal to the sum it should have received had no such deductions been made. Without duplication of amounts payable pursuant to the preceding sentence, the Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes. As soon as practicable after any payment of Taxes by the Loan Parties to a Governmental Authority pursuant to this Section, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.
(c)The Loan Parties shall jointly and severally indemnify, and within ten (10) days of demand therefor (without duplication of amounts payable pursuant to Section 7.9(b)), pay Agent or any other Recipient, as applicable, for the full amount of Indemnified Taxes and reasonable expenses related thereto (including Indemnified Taxes imposed on amounts received under this Section 7.9) that are paid by, or imposed on, Agent or such other Recipient, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable details as to the amount of such payment delivered to the Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (i) and (ii) of this Section 7.9(d)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing,
(i)To the extent permitted by Applicable Law, each Lender that is not a United States person within the meaning of Code Section 7701(a)(30) (a “Non-U.S. Participant”) shall deliver to Borrower and Agent on or prior to the Closing Date (or in the case of a Lender that is an

Assignee, on the date of such assignment to such Lender), and from time to time thereafter upon the reasonable request of Borrower or Agent, two accurate and complete original signed copies of IRS Form W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from, or a reduced rate in, United States federal withholding tax on interest payments to be made hereunder or any Loan. If a Lender that is a Non-U.S. Participant is claiming exemption from withholding on interest pursuant to Code Sections 871(h) or 881(c), the Lender shall deliver to Borrower and Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender), and from time to time thereafter upon the reasonable request of Borrower or Agent, (along with two accurate and complete original signed copies of IRS Form W-8BEN or W-8BEN-E, as applicable) a certificate in form and substance reasonably acceptable to Borrower and Agent to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Loan Party within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to any Loan Party as described in Section 881(c)(3)(C) of the Code (any such certificate, a “U.S. Tax Compliance Certificate”). In addition, Lender shall deliver to Borrower and Agent, at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their applicable obligations under FATCA, to determine that such Lender has or has not complied with the such Recipient’s obligations under FATCA, or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amend-ments made to FATCA after the date of this Agreement. Each Lender agrees that from time to time after the Closing Date, (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior forms or certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under Applicable Law, deliver to Borrower and Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new U.S. Tax Compliance Certificate, to confirm or establish the entitlement of such Lender or Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made hereunder or any Loan, or promptly notify Borrower and Agent in writing of its legal inability to do so.
(ii)Each Lender that is not a Non-U.S. Participant shall provide to Borrower and Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender), and from time to time thereafter upon the reasonable request of Borrower or Agent, two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to Borrower and Agent certifying that such Lender is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section 7.9(d)(ii) is rendered obsolete or inaccurate in any material respect as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by Applicable Law, deliver to Borrower and Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Agent’s exemption from United States backup withholding tax or promptly notify Borrower and Agent in writing of its legal inability to do so.
(iii)If Agent is a United States person within the meaning of Code Section 7701(a)(30), then it shall, on or prior to the Closing Date (or, in the case of a successor Agent, on or before the date on which it becomes Agent, co-agent or sub-agent hereunder), provide Borrower with a properly completed and duly executed copy of IRS Form W-9 confirming that Agent is exempt from U.S. federal backup withholding. If Agent is not a United States person within the meaning of Code Section 7701(a)(30), then it shall, on or prior to the Closing Date (or, in the case of a successor Agent, on or before the date on which it becomes Agent, co-agent or sub-agent hereunder), provide Borrower with, (A) with respect to payments made to Agent for its own account, a properly completed and duly executed IRS Form W-8ECI (or other applicable IRS Form W-8 claiming an exemption from U.S. withholding tax), and (B) with respect to payments made to Agent on behalf of any Lender, two properly completed and executed copies of IRS Form W-8IMY (or any successor form) certifying that Agent is either (1) a “qualified intermediary” which has assumed primary withholding responsibility under Chapters 3 and 4 of the Code and primary Form 1099 reporting and backup withholding responsibility, or (2) a U.S. branch providing such form as evidence of its agreement with Borrower to be treated as a “U.S. person” for U.S. federal withholding Tax purposes (as contemplated by Section 1.1441-1(b)(2)(iv)(A) of the United States Treasury Regulations) and that the payments it receives for the account of such Lenders are not effectively connected with the conduct of its trade or business in the United States. If any form or certification Agent previously delivered expires or becomes obsolete or inaccurate in any respect, it will promptly update such form or certification.
(e)Each Lender agrees to severally indemnify Agent and hold Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to Agent under this Section 7.9) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by a Loan Party pursuant to this Section 7.9, whether or not such Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within 10 days from the date Agent makes written demand therefor. A demand as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this paragraph (e).
(f)If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 7.9 (including by the payment of additional amounts pursuant to this Section 7.9), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 7.9(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 7.9(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 7.9(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)VAT.
(i)All amounts set out or expressed to be payable under a Loan Document by any party to any Lender or Agent which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes are deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by any Lender or Agent to any party under a Loan Document and such Lender or Agent is required to account to the relevant Tax authority for the VAT, that party shall pay to the Lender or Agent, as the case may be, (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT.
(ii)If VAT is or becomes chargeable on any supply made by any Lender or Agent (the “Supplier”) to any other Lender or Agent (the “Receiver”) under a Loan Document, and any party other than the Receiver (the “Relevant Party”) is required by the terms of a Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Receiver in respect of that consideration),
(A)(where the Supplier is the person required to account to the relevant Tax authority for the VAT), the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of VAT; the Receiver must (where this subsection (ii)(A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Receiver receives from the relevant Tax authority which the Receiver reasonably determines relates to the VAT chargeable on that supply; and
(B)(where the Receiver is the person required to account to the relevant Tax authority for the VAT), the Relevant Party must promptly, following demand from the Receiver, pay to the Receiver an amount equal to the VAT chargeable on that supply but only to the extent that the Receiver reasonably determines that is not entitled to credit or repayment from the relevant Tax authority in respect of that VAT.
(iii)Where a Loan Document requires any party to reimburse or indemnify a Lender or Agent for any cost or expense, the party shall reimburse or indemnify (as the case may be) such Lender or Agent for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender or Agent reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant Tax authority.
(iv)Any reference in this Section 7.9 to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include, where appropriate and unless the context otherwise requires, a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act of 1994 or in the relevant legislation of any other jurisdiction having implemented Council Directive 2003/112/EC).
(v)In relation to any supply made by a Lender or Agent to any party under a Loan Document, if reasonably requested by such Lender or Agent, that party must promptly provide such Lender or Agent with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s or Agent’s, as the case may be, VAT reporting requirements in relation to such supply.
(h)Each party’s obligations under this Section 7.9 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the Loan Documents, and the repayment, satisfaction or discharge of all other obligations under any Loan Document.
Section 8.
FUNDING LOSSES; REPLACEMENT OF LENDERS.
1.1Increased Costs.
(a)If any Change in Law shall: (i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender, (ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
1.2Inability to Determine Rates. Subject to Section 15.24, (a) if Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on or prior to the first day of any Term SOFR Interest Period, or (b) Agent or Required Lenders (by notice to Agent) determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that the SOFR Interest Rate for any requested Term SOFR Interest Period does not adequately and fairly reflect the cost of funding such Loan, Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by Agent to Borrower, any obligation of the Lenders to make or continue SOFR Loans shall be suspended (to the extent of the affected SOFR Loans or the affected Term SOFR Interest Periods) until Agent revokes such notice. Upon receipt of such notice, (i) Borrower may revoke any pending request for a borrowing or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Term SOFR Interest Periods) or, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Term SOFR Interest Period. Upon any such conversion, Borrower shall also pay any additional amounts required pursuant to Section 8.4.
1.3Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, or to determine or charge interest rates based upon SOFR, then, upon notice thereof by such Lender to Borrower (through Agent), any obligation of such Lender to make or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended, in each case until such Lender notifies Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Agent), prepay or, if applicable, convert all SOFR Loans of such Lender to Base Rate Loans. Upon any such prepayment or conversion, Borrower shall also pay any additional amounts required pursuant to Section 8.4.
1.4Compensation for Losses. In the event of (a) the payment of any principal of any SOFR Loan or the conversion of any SOFR Loan other than on the payment date therefor (including as a result of an Event of Default) or the last day of the Term SOFR Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (c) any acceleration of the maturity of the

Loan by Agent (with the consent of the Required Lenders) in accordance with the terms of this Agreement or the Notes, then, in any such event, Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
1.5[Reserved].
1.6[Reserved].
1.7Mitigation of Circumstances; Replacement of Lenders.
(a)Each Lender shall promptly notify Borrower and Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by Borrower to pay any amount pursuant to Section 7.9 or Section 8.1 or (ii) the occurrence of any circumstances described in Section 8.2 or Section 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify Borrower and Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to Borrower of) any event described in clause (i) or (ii) above and such designation will not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)If (i) Borrower becomes obligated to pay additional amounts to any Lender pursuant to Section 7.9 or Section 8.1, or any Lender gives notice of the occurrence of any circumstances described in Section 8.2 or Section 8.3 and in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section 8.7, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender pursuant to Section 15.1, then Borrower may, at its sole expense and effort, upon notice to such Lender and Agent, designate another bank which is acceptable to Agent in its reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender, such Lender’s rights hereunder (other than its existing rights to payments pursuant to Section 7.9 or Section 8.1), and obligations under this Agreement and the related Loan Documents, without recourse to or warranty by, or expense to, such Lender, provided that: (A) the purchase price is equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement (including any amounts under Section 8.4), and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to Borrower hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder; (B) in the case of any such purchase resulting from a claim for compensation under Section 7.9 or Section 8.1, such purchase will result in a reduction in such compensation or payments thereafter; (C) such purchase does not conflict with Applicable Law; and (D) in the case of any purchase resulting from a Lender becoming a Non-Consenting Lender, the Replacement Lender shall have consented to the applicable amendment, waiver, or consent.
(c)A Lender shall not be required to make any such purchase or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such purchase and delegation cease to apply.
(d)Notwithstanding anything in this Section to the contrary, the Lender that acts as Agent may not be replaced hereunder except in accordance with the terms of Section 14.10.

1.8Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to the foregoing provisions of this Section 8 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Section 8.1 and Section 8.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any Note(s) and termination of this Agreement.
Section 9.
REPRESENTATIONS AND WARRANTIES.
To induce Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans hereunder, each Loan Party represents and warrants to Agent and the Lenders that:
1.1Organization. Each Loan Party and its Restricted Subsidiaries is validly existing and in good standing (to the extent the concept is applicable in such jurisdiction) under the laws of its jurisdiction of organization; and each Loan Party and Restricted Subsidiary is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.
1.2Authorization; No Conflict. Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, Borrower is duly authorized to borrow monies hereunder and each Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the borrowings by Borrower hereunder, do not and will not (a) require any consent or approval of any Governmental Authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of Applicable Law, (ii) the charter, by-laws or other organizational documents of any Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Loan Party or any Restricted Subsidiary or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party or Restricted Subsidiary (other than Liens in favor of Agent created pursuant to the Collateral Documents), in the case of the foregoing clauses (a), (b)(i) or (c), to the extent the failure to obtain such consent or approval or such conflict would not reasonably be expected to have a Material Adverse Effect.
1.3Validity and Binding Nature. Each of this Agreement and each other Loan Document to which any Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.
1.4Financial Condition. The audited consolidated financial statements of Borrower and its Subsidiaries as at Borrower’s Fiscal Year End 2022 and the unaudited consolidated financial statements of Borrower and the Subsidiaries as at March 31, 2023, copies of each of which have been delivered to each Lender, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly, in all material respects, the consolidated financial condition of Borrower and its Subsidiaries as at such dates and the results of their operations for the periods then ended.
1.5No Material Adverse Effect. Since Borrower’s most recent Fiscal Year End, 2022 there has been no Material Adverse Effects.
1.6Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to any Loan Party’s knowledge, threatened against any Loan Party or Restricted Subsidiary which would reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6. Other than any liability incident to such litigation or proceedings, no Loan Party or Restricted Subsidiary has any material contingent liabilities not listed on Schedule 9.6 or permitted by Section 11.1.
1.7Ownership of Properties; Liens. Each Loan Party owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all charges and claims, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and free and clear of all Liens, in each case except as permitted by Section 11.2. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except filings evidencing Permitted Liens and filings for which termination statements have been delivered to Agent or payoff letters satisfactory to Agent in its reasonable determination have been delivered to Agent with respect to the Debt to be Repaid.
1.8Equity Ownership; Subsidiaries. All issued and outstanding Capital Securities of each Loan Party and Restricted Subsidiary are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those permitted by this Agreement, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities.
1.9Employee Benefit Plans.
(a)Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Plan complies with, and has been operated in accordance with, all Applicable Laws, including ERISA and the Code, and the terms of such Plan; (ii) any Plan intended by a Loan Party to be qualified under Section 401 of the Code has been determined to qualify in form by the IRS, and (iii) no Loan Party has any liability for damages, fines, penalties, excise taxes, or other similar amounts with respect to any Plan.
(b)Each Pension Plan complies in all material respects with all applicable requirements of law and regulations. No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code, or which otherwise would reasonably be expected to have a Material Adverse Effect. There are no pending or, to the knowledge of any Loan Party, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or any Loan Party or other any member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan, in any case, which would reasonably be expected to have a Material Adverse Effect. No Loan Party nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which would subject that Person to any material liability. Within the past five years, no Loan Party nor any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, which would reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, which would reasonably be expected to have a Material Adverse Effect.
(c)All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by any Loan Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by Applicable Law; no Loan Party nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and no Loan Party nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.
1.10Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.
1.11Compliance with Laws. Each Loan Party and each Restricted Subsidiary thereof is in compliance in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
1.12Regulation U. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
1.13Taxes. Each Loan Party and its Restricted Subsidiaries has timely filed all federal, material state and other material Tax returns and reports required by law to have been filed by it and has paid all federal, material state and other material taxes and governmental charges due and payable with respect to such return or otherwise owing by a Loan Party or Restricted Subsidiary, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.
1.14Solvency, etc. On the Closing Date, and immediately prior to and after giving effect to each borrowing hereunder and the use of the proceeds thereof, with respect to the Loan Parties and their Restricted Subsidiaries, taken as a whole, (a) the fair value of their assets is greater than the amount of their liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated in accordance with GAAP, (b) the present fair saleable value of their assets is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured, (c) they are able to realize upon their assets and pay their debts and other liabilities (including contingent liabilities) as they mature in the normal course of business, (d) they do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature and (e) they are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute unreasonably small capital.
1.15Environmental Matters. The on-going operations of each Loan Party comply in all respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with Applicable Law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Each Loan Party has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each Loan Party is in compliance with all terms and conditions thereof, except where the failure to do so would not reasonably be expected to result in material liability to any Loan Party and would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. No Loan Party or, to the Loan Party’s knowledge, any of its properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance. To the Loan Parties’ knowledge, there are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Closing Date, or relating to any waste disposal, of any Loan Party that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.
1.16Insurance. Each Loan Party and its properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Parties operate.
1.17[Reserved].
1.18Information. All information heretofore or contemporaneously herewith furnished in writing by or on behalf of any Loan Party or Restricted Subsidiary to Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of any Loan Party or Restricted Subsidiary to Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact reasonably necessary to make such information not misleading in light of the circumstances under which made (it being recognized by Agent and the Lenders that any projections and forecasts provided by Borrower are based on good faith estimates and assumptions believed by Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may significantly differ from projected or forecasted results).
1.19Intellectual Property. Each Loan Party and Restricted Subsidiary owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of the Loan Parties and Restricted Subsidiaries, without any infringement upon rights of others which would reasonably be expected to have a Material Adverse Effect.
1.20Burdensome Obligations. No Loan Party or Restricted Subsidiary is a party to any agreement or contract or subject to any restriction contained in its organizational documents which would reasonably be expected to have a Material Adverse Effect.
1.21Labor Matters. Except as set forth on Schedule 9.21, no Loan Party is subject to any labor or collective bargaining agreement. There are no existing or, to Loan Parties’ knowledge, threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate would reasonably be expected to have a Material Adverse Effect.
1.22Patriot Act; Sanctions; Anti-Corruption.
(a)Patriot Act. To the extent applicable, each of Borrower and its Subsidiaries is in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, (ii) the Patriot Act, (iii) the Cayman Islands AML Regulations, (iv) the Anti-Terrorism, Crime and Security Act 2001 of the United Kingdom and (v) any European or Irish equivalent of the foregoing.
(b)Sanctioned Persons. None of Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any director, officer or affiliate of Borrower or any of its Subsidiaries is an individual or entity (“Person”) that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized, incorporated or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, currently, Crimea, the so-called Lubansk People’s Republic, the so-called Donetsk People Republic, Cuba, Iran, North Korea and Syria).
(c)Dealings with Sanctioned Persons. For the past five years, neither Borrower nor any of Borrower’s Subsidiaries have knowingly engaged in, or is now knowingly engaged in any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was, or whose government is or was, the subject of Sanctions.
(d)Anti-Corruption Laws. Borrower, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of each Borrower, the agents of Borrower and its Subsidiaries, are in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (“FCPA”), the UK Bribery Act 2010 and any other applicable anti-corruption law in any jurisdiction applicable to any Loan Party, its Affiliates or any party to the Loan Documents, in all material respects. Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve continued compliance with applicable Sanctions, the FCPA, the UK Bribery Act 2010 and any other applicable anti-corruption laws.
1.23[Reserved]

1.24Regulatory Filings.
(a)To the extent applicable, except as would not reasonably be expected to have a Material Adverse Effect: (i) each Regulated Insurance Company has filed with each Regulatory Authority all reports, notices, statements, documents, registrations, filings or submissions and any supplements or amendments thereto (the “Regulatory Reports”) required to be filed by any of them; (ii) each Regulatory Report was in compliance with all Applicable Laws when so filed and no deficiencies have been asserted by any governmental authority with respect to the Regulatory Reports; (iii) no fine or penalty has been imposed on any Regulated Insurance Company by a Regulatory Authority and (iv) all material deficiencies or violations noted by any Regulatory Authority have either been resolved or are being resolved to the satisfaction of such Regulatory Authority in all material respects, without any enforcement action being taken against a Regulated Insurance Company.
(b)To the knowledge of the Borrower, other than ordinary course dealings and inspections, there are no special non-routine examinations by any Regulatory Authority into the financial condition of any Regulated Insurance Company or otherwise with respect to the business thereof, nor are any such special non-routine examinations pending or scheduled with respect to any Regulated Insurance Company or with respect to the business thereof.
1.25Statutory Statements.
(a)There have been made available to Agent and Lenders true, correct and complete copies of the statutory quarterly and annual financial statements filed with each Regulatory Authority for the year ended December 31, 2022 (to the extent required to be filed with each Regulatory Authority), together with the actuarial opinion accompanying such financial statements (collectively with any other statutory financial statements hereinafter delivered, the “Statutory Statements”).
(b)Each Statutory Statement complied (and will comply) in all material respects with all applicable laws when so filed or produced or provided to Agent and Lenders, and no deficiencies have been asserted with respect to such Statutory Statements by each Regulatory Authority. The statements of admitted assets, liability and surplus, income and cash flow contained in each such Statutory Statement, were (and will be) prepared in accordance with GAAP, consistently applied except as disclosed in the footnotes thereto, and fairly present in all material respects the financial condition as of the respective dates thereof, and the results of operations and cash flow for and during the respective periods covered thereby, of the applicable Regulated Insurance Company.
(c)All material direct and assumed, assigned, ceded or retroceded reserves and other provisions for losses, claims, benefits, damages, loss adjustment expenses and any other liability, whether reported or incurred but not reported, with respect to insurance written or assumed by a Regulated Insurance Company as established or reflected in the Statutory Statements (i) were or will be computed in accordance with commonly accepted actuarial standards consistently applied in all material respects, (ii) and, in all material respects, are or will be fairly stated in accordance with sound actuarial principles that are in accordance with those called for by the provisions of the related insurance contracts and in the related reinsurance, coinsurance, and other Reinsurance Agreements of a Regulated Insurance Company, which meet the requirements of the insurance laws and regulations of its state of domicile and of the states in which such insurance contracts were ceded, retroceded, assumed, assigned, issued or delivered, and (iii) meet or will meet the requirements of GAAP. All such reserves and related actuarial items held in support of the insurance contracts written or assumed by a Regulated Insurance Company, when considered in light of the assets held with respect to the reserves and related actuarial items, will make good, sufficient and adequate provision (under Accepted Actuarial Standards of Practice consistently applied and fairly stated in accordance with sound actuarial principles) to cover the total amount of all reasonably anticipated loss adjustment expenses and other liabilities of such Regulated Insurance Company under all insurance contracts under which such Regulated Insurance Company has or will have any liability (including, without limitation, any liability arising under or as a result of any reinsurance, coinsurance, or other Reinsurance Agreement) on the respective dates of such Statutory Statements. Each Regulated Insurance Company owns assets that qualify as legal reserve assets under applicable insurance laws in an amount at least equal to all such required reserves.

(d)Each Regulated Insurance Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls over financial reporting which provide assurance that (i) material transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of such Regulated Insurance Company and to maintain accountability for its assets; (iii) access to assets is permitted only in accordance with management’s authorization; (iv) the reporting of assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Neither the auditors nor the board of directors or audit committee of any Regulated Insurance Company or any of its corporate parents have been advised of: (x) any significant deficiencies or material weaknesses in the design or operation of the internal controls over financial reporting of a Regulated Insurance Company which would reasonably be expected to adversely affect its ability to record, process, summarize and report financial data, or (y) any fraud, whether or not material, that involves management or other employees who have a role in the internal controls over financial reporting of a Regulated Insurance Company.
1.26Reinsurance Agreements. Except as would not reasonably be expected to have a Material Adverse Effect, (a) each Reinsurance Agreement is in full force and effect and constitutes a legal, valid and binding obligation of the Reinsurance Counterparty thereunder (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law)), (b) neither the Regulated Insurance Company nor the Reinsurance Counterparty under any Reinsurance Agreement currently in force has given written notice of termination (provisional or otherwise) thereunder, (c) neither a Regulated Insurance Company nor any Reinsurance Counterparty is in material breach of or in material default under any Reinsurance Agreement, (d) no Reinsurance Agreement contains any provision providing that the Reinsurance Counterparty may terminate, modify, amend or exercise other rights under such agreement as a result of the transactions contemplated in this Agreement and (e) no Reinsurance Agreement has been modified or terminated other than in accordance with its terms, and no Regulated Insurance Company has received written notice of any modification or termination of any such Reinsurance Agreement.
1.27Assigned Risk Plans. No Regulated Insurance Company is currently participating in or is required to participate in, any risk sharing plan, pool, joint underwriting association or similar arrangement pursuant to any insurance laws.
1.28[Reserved].
1.29Insurance Written by Regulated Insurance Companies.
(a)To the extent required for each Regulated Insurance Company: (i) all policy forms issued by a Regulated Insurance Company and all amendments and applications pertaining thereto, where required by applicable laws, have been approved by all applicable government authorities or filed with and not objected to by such governmental authorities within the period provided by applicable laws for objection, and all such forms comply with, and have been administered in accordance with, applicable laws; (ii) any rates of a Regulated Insurance Company that are required to be filed with or approved by any governmental authority have been so filed or approved and the rates used by such Regulated Insurance Company conform in all respects thereto and (iii) with respect to any forms or rates not required to be filed with or approved by any governmental authority, the underwriting standards utilized and ratings applied by each Regulated Insurance Company in connection with the insurance policies or contracts issued by such Regulated Insurance Company conform in all respects to the standards and ratings required pursuant to the terms of such policies and of applicable law.
(b)None of the insurance policies or contracts issued by any Regulated Insurance Company provides the holders or owners of such policies, contracts or certificates with any rights with respect to dividends, surplus, profit participation or voting.
(c)Except as would not reasonably be expected to have a Material Adverse Effect, the business of any Regulated Insurance Company has been marketed, sold, issued and administered in material compliance with all applicable law, including, without limitation: (i) all applicable requirements regarding the marketing and advertising of insurance products, (ii) all applicable prohibitions on the use of unfair methods of competition and deceptive acts or practices, (iii) all applicable requirements regulating the underwriting, rating, non-renewal, cancellation or replacement of insurance policies, (iv) all applicable disclosure, filing and other requirements with respect to any variation in premiums or other charges resulting from the time at which such premiums or charges are paid, (v) each Regulated Insurance Company and its respective agents are not subject to any material market conduct or other insurance regulatory claim or complaint with respect to the business or such Regulated Insurance Company, and (vi) no Loan Party or Regulated Insurance Company has received notice of, nor does any Loan Party have knowledge of, any action by a Regulated Insurance Company or any of its agents that would reasonably be expected to give rise to a material market conduct or other insurance regulatory claim or complaint relating to the business of such Regulated Insurance Company.
(d)Each insurance agent or broker, at the time such agent or broker wrote, sold or produced business for a Regulated Insurance Company, to the extent required by law, was duly appointed by such Regulated Insurance Company to act as its agent and was duly licensed as an insurance agent or broker (for the type of business written, sold or produced by such insurance agent or broker) in the particular jurisdiction in which such agent or broker wrote, sold or produced such business for such Regulated Insurance Company, and no such insurance agent or broker violated (or with or without notice or lapse of time or both would have violated) in any material respect any term or provision of any law or regulation applicable to any aspect (including but not limited to, the marketing, sale or production) of the business of such Regulated Insurance Company.
1.30Adverse Communications. Except as set forth on Schedule 9.30, no Loan Party or Regulated Insurance Company has received or is aware of:
(a)any written communication that Greenlight Re will not retain the Required Rating; or
(b)any written communication from any Regulatory Authority which alleged or complained that any Regulated Insurance Company had not complied with any law or regulation in any material respect.
1.31Agents and Brokers. Insofar as each is required by applicable law, each Regulated Insurance Company has implemented procedures and programs which are reasonably designed to ensure that its agents and brokers and employees are in compliance with all applicable laws, including laws, regulations, directives and opinions of governmental authorities relating to advertising, licensing, sales practices, and commission disclosures.
1.32Business Plan; Regulatory Authority Approvals; Required Licenses. Borrower has delivered a true and complete copy of the most recently approved Business Plan to Agent, which has been finally approved by CIMA. As of the Closing Date, the CBI does not formally approve the Business Plan (or local equivalent) of GRIL. As a Cayman Islands or Ireland registered entity, no Regulated Insurance Company is subject to regulation or approval by any United States state departments of insurance which would reasonably be expected to have a Material Adverse Effect. All Required Licenses are valid and subsisting and each Regulated Insurance Company has complied with each such Required License in all respects and is not in breach of any terms, conditions and obligations contained therein.
Section 10.
AFFIRMATIVE COVENANTS.
Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents (other than contingent Obligations for which no claim has been asserted) are paid in full, each Loan Party agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

1.1Reports, Certificates and Other Information. Furnish to Agent (who will furnish to each Lender):
(a)Annual Report. Promptly when available and in any event within 120 days after the close of each Fiscal Year (or such later date as approved by Agent in its reasonable discretion to the extent the applicable filing deadline is extended by the SEC): (i) a copy of the annual audit report of Borrower and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of Borrower and its Subsidiaries as at the end of such Fiscal Year, certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by Borrower and reasonably acceptable to Agent, together with a comparison with the previous Fiscal Year; and (ii) a consolidating balance sheet of Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidating statement of earnings and cash flows for Borrower and its Subsidiaries for such Fiscal Year, certified by a Senior Officer of Borrower.
(b)Interim Reports. Promptly when available and in any event within 45 days after the end of each Fiscal Quarter (or such later date as approved by Agent in its reasonable discretion to the extent the applicable filing deadline is extended by the SEC), consolidated balance sheets of Borrower and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a comparison with the corresponding period of the previous Fiscal Year, certified by a Senior Officer of Borrower.
(c)Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1(a) and each set of quarterly statements pursuant to Section 10.1(b), a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Senior Officer of Borrower, containing (i) a computation of each of the financial covenants set forth in Section 11.14 and to the effect that such officer has not become aware of any Default or Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it and (ii) a written statement of Borrower’s management setting forth a discussion of Borrower’s financial condition, changes in financial condition and results of operations.
(d)Reports to the SEC and to Shareholders. Promptly upon the filing or sending thereof, written notice of all regular, periodic or special reports of any Loan Party filed with the SEC; all registration statements of any Loan Party filed with the SEC (other than on Form S-8); and all proxy statements or other communications made to security holders generally.
(e)Notice of Default, Litigation, ERISA and other Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the applicable Loan Party or the Restricted Subsidiary affected thereby with respect thereto:
(i)the occurrence of a Default or an Event of Default;
(ii)any litigation, arbitration or governmental investigation or proceeding not previously disclosed by any Loan Party to the Agent which has been instituted or, to the knowledge of any Loan Party, is threatened against any Loan Party or Restricted Subsidiary, in each case, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;
(iii)the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which would result in the requirement that a Loan Party furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of a Loan Party with respect to any post-retirement welfare benefit plan or other Plan, any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code or Section 302 of ERISA, that any such plan is or may be terminated, or that any such plan is or may become insolvent, the receipt of any notice from a Governmental Authority that any Plan intended to be qualified under Section 401 of the Code is not or may not be so qualified or that damages, fines, excise taxes, or penalties may be imposed on any Loan Party with respect to a Plan;
(iv)evidence reasonably acceptable to Agent which confirms that for the end of the respective Fiscal Year or at any other time that any such rating is released, Greenlight Re has been given a rating of at least the Required Rating; and
(v)any other event (including (A) any violation of any Environmental Law or the assertion of any Environmental Claim or (B) the enactment or effectiveness of any law, rule or regulation) which would reasonably be expected to have a Material Adverse Effect.
(f)Management Reports. Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to Borrower by independent auditors in connection with each annual or interim audit made by such auditors of the books of Borrower.
(g)Projections. As soon as practicable, and in any event not later than 60 days after the end of each Fiscal Year, financial projections for Borrower and its Subsidiaries for such Fiscal Year prepared in a manner consistent with the projections delivered by Borrower to the Lenders prior to the Closing Date or otherwise in a manner reasonably satisfactory to Agent, accompanied by a certificate of a Senior Officer of Borrower on behalf of Borrower to the effect that (i) such projections were prepared by Borrower in good faith, (ii) Borrower had a reasonable basis for the assumptions contained in such projections at the time of preparation and delivery and (iii) such projections have been prepared in accordance with such assumptions.
(h)KYC Information. Promptly from time to time, such information and documentation related to compliance with applicable “know your customer” and anti-money laundering rules and regulations of any jurisdiction applicable to any Loan Party, its Affiliates or any party to the Loan Documents including without limitation the Proceeds of Crime Act and the Anti-Money Laundering Regulations of the Cayman Islands, the Patriot Act and the Beneficial Ownership Regulation, as any Lender or Agent may reasonably request.
(i)Other Information. Promptly from time to time, such other information (including, without limitation, business or financial data, reports, appraisals and projections) concerning the Loan Parties, their properties or business, as any Lender or Agent may reasonably request.
1.2Books, Records and Inspections. Keep its books and records in accordance with sound business practices reasonably sufficient to allow the preparation of financial statements in accordance with GAAP; permit, at any reasonable time and with reasonable notice, Agent or any representative thereof to inspect its properties and operations, to visit any or all of its offices, to discuss its financial matters with its directors, officers and its independent auditors (and each Loan Party hereby authorizes such independent auditors to discuss such financial matters with any Lender or Agent or any representative thereof), and to examine any of its books or other records. All such inspections or audits by Agent shall be at Borrower’s expense, provided that so long as no Default or Event of Default exists, Agent shall not be permitted to conduct and Borrower shall not be required to reimburse Agent for inspections or audits more frequently than twice each Fiscal Year; provided, further, that neither Borrower nor any of its Subsidiaries shall be required to disclose any information that it reasonably determines is entitled to the protection of attorney-client privilege or if such disclosure would violate any Applicable Law or confidentiality agreement.

1.3Maintenance of Property; Insurance.
(a)Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, keep all property useful and necessary in the business of the Loan Parties in good working order and condition, ordinary wear and tear excepted.
(b)Maintain, with responsible insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent, against such hazards and liabilities and with such insured amounts and deductibles, as is customarily maintained by companies similarly situated; and, upon the reasonable request of Agent, furnish to Agent original or electronic copies of policies evidencing such insurance.
1.4Compliance with Laws; Payment of Taxes and Liabilities. (a) Comply (and cause each Subsidiary to comply) with all Applicable Laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply would not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure (and cause each Subsidiary to ensure) that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (c) without limiting clause (a) above, comply (and cause each Subsidiary to comply) with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations and (d) pay, and cause each other Loan Party and its Subsidiaries to pay, prior to delinquency, all federal, state and other material Taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Loan Party or such Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.
1.5Maintenance of Existence, etc. Maintain and preserve (and cause each Restricted Subsidiary to maintain and preserve), subject to Section 11.5, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing would not reasonably be expected to have a Material Adverse Effect).
1.6Use of Proceeds. Use the proceeds of the Loans, to refinance the Convertible Notes and fund the Account (Cash Collateral); provided, however, that if at any time the Convertible Notes have been repaid in full and the Account (Cash Collateral) has a balance of at least $10,000,000, any remaining proceeds of the Loans may be used for general corporate purposes in accordance with the terms of this Agreement. No part of the proceeds of the Loan will be (a) used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System, or to reduce or retire any obligation originally incurred to purchase any margin stock, or for any other purpose which would be inconsistent with such Regulations T, U or X or any other Regulations of such Board of Governors; (b) used, lent, contributed or otherwise made available to any Person (i) to fund any activities of business of or with any Person, or in any country or territory, that at the time of such funding is the subject of Sanctions, or (ii) in any manner that would result in a violation of Sanctions by any Person or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law; or (c) used for any purposes prohibited by any Applicable Laws or by the terms and conditions of this Agreement or any other Loan Document.
1.7Employee Benefit Plans.
(a)Maintain, and cause each other member of the Controlled Group to maintain, each Plan in substantial compliance with all applicable requirements of law and regulations except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
(c)Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA or the Code, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.
1.8Environmental Matters. If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Loan Party, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, each Loan Party shall comply with any Federal or state judicial or administrative order requiring the performance at any real property of any Loan Party of activities in response to the release or threatened release of a Hazardous Substance except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, each Loan Party shall, and shall cause its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
1.9Further Assurances. Take such actions as are necessary or as Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations of each Loan Party under the Loan Documents are secured by a first priority perfected Lien in favor of Agent (subject to Permitted Liens) on the Collateral and guaranteed by each Loan Party (including, upon the acquisition or creation thereof, any Subsidiary which is not an Excluded Subsidiary acquired or created after the Closing Date), in each case as Agent may reasonably determine, including the execution and delivery of guaranties and other documents.
1.10Cash Management; Account (Cash Collateral).
(a)Solely with respect to Borrower and its Restricted Subsidiaries (other than any Regulated Insurance Company), unless Agent otherwise consents in writing, which consent shall not be unreasonably withheld, delayed or conditioned, maintain all of their collection and disbursement deposit accounts and the Account (Cash Collateral) with CIBC US; provided that Borrower and its Restricted Subsidiaries (without giving effect to any Regulated Insurance Company) may have such accounts at other institutions with an aggregate balance not to exceed the Maximum Outside Balance. For the avoidance of doubt, the Account (Cash Collateral) shall at all times be held with CIBC US.
(b)Prior to or simultaneously with the funding of the first Loan, (i) the Account Opening Date shall occur; (b) Borrower shall have delivered the Account Pledge Agreement and Blocked Account Agreement; (c) Agent shall have filed a UCC Financing Statement with the Delaware Secretary of State substantially in the form attached hereto as Exhibit H and (d) Borrower or Verdant shall have deposited a minimum of $10,000,000 in the Account (Cash Collateral) (which may be funded from the proceeds of the first Loan hereunder). The Account (Cash Collateral) shall at all times following such initial deposit maintain a minimum balance of $10,000,000; provided, that Borrower or Verdant (as applicable) shall have five (5) Business Days after Agent authorizes a debit from the Account (Cash Collateral) to deposit additional funds needed to increase the balance to at least $10,000,000. Borrower and Verdant acknowledge that the Account (Cash Collateral) shall at all times be subject to Agent’s sole control pursuant to the Blocked Account Agreement and Agent is authorized to withdraw funds from the Account (Cash Collateral) solely to apply such funds for any payments due hereunder (after giving effect to any grace period provided herein), including, without limitation, payments due as a result of the acceleration of the Obligations pursuant to Section 13.2.
(c)Notwithstanding the foregoing clause (b), if the outstanding principal amount of the Loans is less than $10,000,000 and all Commitments have terminated, at Borrower’s written request, Agent shall release funds held in the Account (Cash Collateral) to or as directed by Borrower or Verdant (as applicable) which are in excess of the sum of (i) the outstanding principal amount of the Loans and (ii) a reasonable estimate of interest that will be due and payable on such outstanding principal amount in the immediately succeeding twelve (12) month period.
1.11Interest Rate Protection. Enter into and thereafter maintain for the term of this Agreement, not later than 30 days after the end of the Availability Period, a Hedging Agreement with a term of 3 years on an International Swap and Derivatives Association standard form with one or more Lenders or Affiliates thereof or with counterparties reasonably acceptable to Agent to hedge the interest rate with respect to not less than 50% of the principal amount of the Loans in form and substance reasonably satisfactory to Agent and Borrower.
1.12Required Rating. At all times, cause Greenlight Re to maintain the Required Rating.
1.13Post-Closing Obligations. On or before that date which is fifteen (15) Business Days after the Closing Date (or such later date as shall be agreed to by the Agent in its sole discretion), counsel to the Loan Parties shall provide a customary opinion, stating that none of the Loan Parties are required to register as an “investment company” under the Investment Company Act of 1940, which opinion may be subject to customary exceptions, assumptions and limitations and shall be in form consistent with the opinion delivered on the Closing Date, which such modifications as shall be reasonably requested by to the Agent.
Section 11.
NEGATIVE COVENANTS.
Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents (other than contingent Obligations for which no claim has been asserted) are paid in full, each Loan Party agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will (and will cause each Restricted Subsidiary to):
1.1Debt. Not create, incur, assume or suffer to exist any Debt, except:
(a)Obligations under this Agreement and the other Loan Documents;
(b)Debt secured by Liens permitted by Section 11.2(d), and Permitted Refinancings thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $250,000;
(c)Debt of Borrower to any Subsidiary which is itself a Loan Party or Debt of any Subsidiary to Borrower or another Subsidiary which is itself a Loan Party;
(d)Hedging Obligations approved by Agent and incurred in favor of a Lender or an Affiliate thereof for bona fide hedging purposes and not for speculation;
(e)Debt existing or committed on the Closing Date (provided, that any such Debt that is in excess of $2,500,000 shall be listed on Schedule 11.1) and any Permitted Refinancings thereof;
(f)solely with respect to the Regulated Insurance Companies, Debt incurred pursuant to the Existing Letter of Credit Facility and any Permitted Refinancings thereof; provided that the aggregate face amount of all letters of credit available to be issued thereunder shall not exceed $500,000,000;

(g)Debt pursuant to the Convertible Notes (so long as such Debt is repaid during the Availability Period);
(h)Contingent Liabilities arising with respect to customary indemnification obligations in favor of sellers in connection with Permitted Acquisitions and purchasers in connection with dispositions permitted under Section 11.5; and
(i)other Debt and Permitted Refinancings of such Debt, so long as (i) such Debt is not secured by any Liens which are not permitted by Section 11.2; (ii) both before and after giving effect to the incurrence of any such Debt, no Event of Default shall exist; (iii) after giving effect to the incurrence of any such Debt, the Borrower shall be in pro forma compliance with the Financial Covenants, which compliance shall be evidenced by a Compliance Certificate delivered to Agent if the principal amount of the proposed Debt exceeds 2.5% of the value of the Borrower’s and its Restricted Subsidiaries total assets (as determined in accordance with GAAP) and (iv) the incurrence of such Debt would not reasonably be expected to have a Material Adverse Effect.
1.2Liens. Not create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:
(a)Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;
(b)Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;
(c)Liens existing on the Closing Date (provided, that any such Liens securing Debt in an aggregate principal amount in excess of $2,500,000 shall be listed on Schedule 11.2), including the replacement, extension or renewal of any such Lien upon or in the same property subject thereto;
(d)subject to the limitation set forth in Section 11.1(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by any Loan Party (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 20 days of the acquisition thereof and attaches solely to the property so acquired;
(e)attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $250,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;
(f)easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party;
(g)solely with respect to the Regulated Insurance Companies, Liens on cash collateral securing the Existing Letter of Credit Facility and any Permitted Refinancings thereof in an amount not to exceed 105% of the aggregate face amount of the letters of credit issued thereunder;

(h)solely with respect to the Regulated Insurance Companies, Liens (including, without limitation, statutory reserves and cash collateral), required by the applicable Regulatory Authorities and/or Insurance Regulations);
(i)Liens arising under the Loan Documents; and
(j)other Liens securing obligations in an aggregate amount not to exceed $5,000,000.
1.3[Reserved].
1.4Restricted Payments. Not (a) make any distribution to any holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities, (c) pay any management fees or similar fees to any of its equity holders or any Affiliate thereof, (d) make any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Subordinated Debt or the Convertible Notes or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing, (i) any Subsidiary may pay dividends or make other distributions to (A) Borrower or (B) a Wholly-Owned Subsidiary which is a Loan Party (or any other Subsidiary if such distribution is made by a Subsidiary which is not a Loan Party); (ii) Borrower may make regularly scheduled payments of interest in respect of Subordinated Debt to the extent permitted under the subordination provisions thereof; (iii) Borrower may repay the Convertible Notes in full on or before the maturity date thereof using cash on hand or the proceeds of a Loan which shall be drawn no sooner than five (5) Business Days prior to such repayment; and (iv) other Restricted Payments, so long as (i) both before and after giving effect to such Restricted Payment, no Event of Default shall exist; (ii) after giving effect to such Restricted Payment, the Borrower shall be in pro forma compliance with the Financial Covenants, which compliance shall be evidenced by a Compliance Certificate delivered to Agent if the amount of the proposed Restricted Payment exceeds 2.5% of the value of the Borrower’s and its Restricted Subsidiaries total assets (as determined in accordance with GAAP) and (iii) the making of such Restricted Payment would not reasonably be expected to have a Material Adverse Effect.
1.5Mergers, Consolidations, Sales.
(a) Not consolidate or merge with or into any other Person; provided that (A) (x) Borrower may merge with a Person in a transaction otherwise permitted by this Agreement if Borrower is the surviving Person to such merger, (y) any Subsidiary Guarantor may merge (1) with Borrower provided that Borrower shall be the continuing or surviving Person or (2) with any one or more other Subsidiary Guarantors and (z) any Subsidiary (other than a Subsidiary Guarantor) may merge (1) with Borrower provided that Borrower shall be the continuing or surviving Person or (2) with any one or more other Subsidiaries and (B) no Default or Event of Default exists or would result therefrom and all representations and warranties shall be true and correct in all material respects after such merger; and
(b)Not sell or otherwise dispose of its assets, except for (i) Permitted Dispositions; and (ii) other Dispositions of assets (including the Capital Securities of Restricted Subsidiaries) for at least fair market value (as determined by the Board of Directors of Borrower) so long as the net book value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed 10% of the net book value of the consolidated assets of the Loan Parties as of the last day of the preceding Fiscal Year.
1.6Modification of Organizational Documents. Not amend or modify its charter, by-laws or other organizational documents in any way which would reasonably be expected to materially adversely affect the interests of the Lenders and not change its state of formation or its organizational form without prior written notice to the Agent.
1.7Transactions with Affiliates. Not enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Loan Parties and the Restricted Subsidiaries) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates, as determined by Borrower in its reasonable discretion.
1.8[Reserved].

1.9Inconsistent Agreements. Not enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by Borrower hereunder or by the performance by any Loan Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit Verdant from granting to Agent and the Lenders, a Lien on any of the Collateral or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary (other than as a result of any restrictions placed on a Regulated Insurance Company pursuant to any Insurance Regulation) to (i) pay dividends or make other distributions to Borrower, or pay any Debt owed to Borrower or (ii) make loans or advances to Borrower.
1.10Business Activities; Issuance of Equity. Not engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto. Not, and not permit any Restricted Subsidiary to, issue any Capital Securities other than (a) any issuance of shares of Borrower’s Capital Securities that does not result in a Change of Control or (b) any issuance by a Restricted Subsidiary to Borrower or another Restricted Subsidiary in accordance with Section 11.4.
1.11Investments. Not make or permit to exist any Investment in any other Person, except the following:
(a)contributions by Borrower or any Subsidiary to the capital of Borrower or any Subsidiary which is itself a Loan Party, so long as the recipient of any such capital contribution has guaranteed the Obligations, in each case in accordance with Section 10.9,;
(b)Investments constituting Debt permitted by Section 11.1;
(c)Contingent Liabilities constituting Debt permitted by Section 11.1 or Liens permitted by Section 11.2;
(d)Investments in Cash Equivalents;
(e)bank deposits in the ordinary course of business;
(f)Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;
(g)Investments to consummate Permitted Acquisitions;
(h)Investments existing on the Closing Date (provided, that any such Investment that is in excess of $2,500,000 shall be listed on Schedule 11.11); and
(i)other Investments (including, without limitation, Acquisitions), so long as (i) both before and after giving effect to such Investment, no Event of Default shall exist; (ii) after giving effect to such Investment, the Borrower shall be in pro forma compliance with the Financial Covenants, which compliance shall be evidenced by a Compliance Certificate delivered to Agent if the amount of the proposed Investment exceeds 2.5% of the value of the Borrower’s and its Restricted Subsidiaries total assets (as determined in accordance with GAAP) and (iii) the making of such Investment would not reasonably be expected to have a Material Adverse Effect.
provided that (x) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; (y) no Investment otherwise permitted by clause (b), (c), or (g) shall be permitted to be made if, immediately before or after giving effect thereto, any Default or Event of Default exists.
1.12Restriction of Amendments to Certain Documents. Not amend or otherwise modify, or waive any rights under (a) the Indenture or Convertible Notes, other than amendments, modifications and waivers not materially adverse to the interests of Lenders (it being understood that any extension of the Maturity Date shall not be immaterial), (b) the Existing Letter of Credit Agreement (except to the extent constituting a Permitted Refinancing thereof) other than amendments, modifications and waivers not materially adverse to the interests of Lenders, or (c) any provisions of any Subordinated Debt except as permitted under the applicable Subordination Agreement).
1.13Fiscal Year. Not change its Fiscal Year.
1.14Financial Covenants.
(a)Maximum Net Debt to Capital and Surplus Ratio. Not permit the Net Debt to Capital and Surplus Ratio as of the last day of any Computation Period to be greater than 17.5%.
(a)Minimum Capital and Surplus to PCR Ratio. Not permit the Capital and Surplus to PCR Ratio as of the last day of each Fiscal Year to be less than (i) 137% with respect to Greenlight Re and (ii) 105% with respect to GRIL.
(b)Minimum Unrestricted Liquidity. Not permit Borrower’s Unrestricted Liquidity at any time to be less than $10,000,000; provided, however, that following a debit of funds from the Account (Cash Collateral) pursuant to Section 10.10(b), no Event of Default shall occur pursuant to this Section 11.14(c) unless and until Borrower fails to deposit additional funds into the Account (Cash Collateral) as and when required by Section 10.10(b).
Section 12.
EFFECTIVENESS; CONDITIONS OF LENDING, ETC.
The obligation of Agent and each Lender to effectuate this Agreement and make its Loans is subject to the following conditions precedent:
1.1Initial Closing. The obligation of the Agent and Lenders to effectuate this Agreement are subject to the following conditions precedent, each of which must be satisfied in a manner satisfactory to Agent:
(a)Repayment of Debt to be Repaid. All Debt to be Repaid (if any) has been (or concurrently with the initial borrowing will be) paid in full, and all agreements and instruments governing the Debt to be Repaid and all Liens securing such Debt to be Repaid have been (or concurrently with the initial borrowing will be) terminated.
(b)Documentation. Agent shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to Agent), in form and substance satisfactory to Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by Agent and the Lenders is called the “Closing Date”):
(i)Agreement and Notes. This Agreement and, to the extent requested by any Lender, a Note made payable to such Lender.
(ii)Authorization Documents. For each Loan Party, such Person’s (A) charter, certificate of incorporation and memorandum or articles of association (or similar formation or registration document), certified by the appropriate Governmental Authority; (B) good standing certificates (or local equivalents, if available) in its state or jurisdiction of incorporation (or formation or registration) and in each other jurisdiction where the failure to be qualified to do business would reasonably be expected to have a Material Adverse Effect; (C) bylaws or memorandum and articles of association (or similar governing document); (D) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (E) signature and incumbency certificates of its officers or directors executing any of the Loan Documents (it being understood that Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) or director as being in full force and effect without modification.

(iii)Consents, etc. Certified copies of all documents evidencing any necessary corporate or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Loan Parties of the documents referred to in this Section 12.
(iv)[Reserved].
(v)Opinions of Counsel. Opinions of counsel for each Loan Party, including local counsel reasonably requested by Agent; provided that, as of the Closing Date, no opinion shall be required from counsel in the United Kingdom.
(vi)Payment of Fees. Evidence of payment by Borrower of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all Attorney Costs of Agent to the extent invoiced two (2) Business Days prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and Agent).
(vii)Solvency Certificate. A Solvency Certificate executed by a Senior Officer of Borrower.
(viii)Financial Deliverables.
(A)Audited financial statements for the Borrower for the Fiscal Year ended December 31, 2022;
(B)Unaudited financial statements for the Borrower for the Fiscal Quarter ended after December 31, 2022; and
(C)A consolidated pro forma balance sheet of Borrower as at the Closing Date, adjusted to give effect to the consummation of the Related Transactions and the financings contemplated hereby as if such transactions had occurred on such date, consistent in all material respects with the sources and uses of cash as previously described to the Lenders and the forecasts previously provided to the Lenders.
(ix)Search Results; Lien Terminations. Certified copies of Uniform Commercial Code (or local equivalent) search reports dated a date reasonably near to the Closing Date, listing all effective financing statements (or local equivalent) which name any Loan Party as debtors, together with (A) copies of such financing statements, (B) payoff letters evidencing repayment in full of all Debt to be Repaid, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing (other than Liens permitted by Section 11.2) and (C) such other Uniform Commercial Code termination statements (or local equivalent) as Agent may reasonably request.
(x)[Reserved].
(xi)Required Licenses; Dividend Approval Request. Agent shall have received evidence that each Regulated Insurance Company has received all Required Licenses and that Greenlight Re shall have submitted dividend approval request with each applicable Regulatory Authority so as to permit Restricted Payments made to satisfy principal and interest on the Loans as and when due.
(xii)Other. Such other documents as Agent or any Lender may reasonably request.
(c)Required Rating. Agent shall be satisfied in its reasonable discretion that Greenlight Re has achieved the Required Rating.

1.2Conditions. The obligation of each Lender to make each Loan is subject to the following further conditions precedent that:
(a)Compliance with Warranties, No Default, etc. Both before and after giving effect to any borrowing, the following statements shall be true and correct:
(i)the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and
(ii)no Default or Event of Default shall have then occurred and be continuing.
(b)Notice of Borrowing; Letter of Direction. Agent shall have received a Notice of Borrowing, together with funds flow information with respect to the proceeds of the Requested Loan.
(c)Order of Funding. No Loan proceeds shall be funded to repay the Convertible Notes until the Account (Cash Collateral) holds at least $10,000,000, and no further Loan proceeds shall be funded for any other purpose until the Convertible Notes have been repaid in full.
Section 13.
EVENTS OF DEFAULT AND THEIR EFFECT.
1.1Events of Default. Each of the following shall constitute an Event of Default under this Agreement:
(a)Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five (5) days, in the payment when due of any interest, fee or other amount payable by Borrower hereunder or under any other Loan Document.
(b)Non-Payment of Other Debt. Any default shall occur under the terms applicable to any Debt of any Loan Party or Restricted Subsidiary in an aggregate amount (for any such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $2,500,000 and such default shall (i) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (ii) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable prior to its expressed maturity.
(c)[Reserved].
(d)Bankruptcy, Insolvency, etc. Any Loan Party or Restricted Subsidiary becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or Restricted Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or Restricted Subsidiary or for a substantial part of the property of any thereof and is not discharged, stayed, dismissed or bonded pending appeal within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party or Restricted Subsidiary, and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Loan Party or Restricted Subsidiary, or remains for 60 days undismissed, undischarged, unstayed or unbonded; or any Loan Party or Restricted Subsidiary takes any action to authorize, or in furtherance of, any of the foregoing.
(e)Non-Compliance with Loan Documents. (i) Failure by any Loan Party to comply with or to perform any covenant set forth in Sections 10.1(e)(i), 10.2 (with respect to inspections),

10.3(b), 10.5 (solely with respect to existence of the Loan Parties and their Restricted Subsidiaries), 10.6, 10.10(b), or Section 11; (ii) set forth in Sections 10.1(a), 10.1(b), 10.1(c), 10.1(f), or 10.1(g) and continuance of such failure described in this clause (ii) for 10 days or (iii) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 13) and continuance of such failure described in this clause (ii) for 30 days following the earlier to occur of (a) a Loan Party’s knowledge of such failure and (b) written notice thereof from the Agent to Borrower.
(f)Representations; Warranties. Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by or on behalf of any Loan Party or Restricted Subsidiary to Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.
(g)Pension Plans. (i) Any Person institutes steps to terminate a Pension Plan if as a result of such termination any Loan Party or any member of the Controlled Group would be required to make a contribution to such Pension Plan, or would incur a liability or obligation to such Pension Plan, in excess of $2,500,000; (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or 430(i) of the Code; (iii) the Unfunded Liability exceeds twenty percent of the Total Plan Liability, or (iv) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Loan Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $2,500,000.
(h)Judgments. Final judgments which exceed an aggregate of $2,500,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing) shall be rendered against any Loan Party or Restricted Subsidiary and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.
(i)Invalidity of Collateral Documents, etc. Any Collateral Document shall cease to be in full force and effect; or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.
(j)[Reserved].
(k)Change of Control. A Change of Control shall occur.
1.2Effect of Event of Default. If any Event of Default described in Section 13.1(d) shall occur, the Commitments shall immediately terminate and the Loans and all other Obligations hereunder shall become immediately due and payable, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, Agent may (and, upon the written request of the Required Lenders shall) declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations hereunder to be due and payable, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable) (all or any, as applicable), all without presentment, demand, protest or notice of any kind. Agent shall promptly advise Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration. Any cash collateral delivered hereunder shall be held by Agent (without liability for interest thereon) and applied to the Obligations.

Section 14.
THE AGENT.
1.1Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 14.10) appoints, designates and authorizes CIBC US to take such action on its behalf as Agent under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law regardless of whether a Default has occurred and is continuing. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as otherwise provided in this Section 14, the provisions of this Section 14 are solely for the benefit of Agent and the Lenders, and Borrower shall not have rights as a third-party beneficiary of any of such provisions.
1.2Reserved.
1.3Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of a finding by a court of competent jurisdiction in a final and nonappealable judgment that Agent acted with gross negligence or willful misconduct.
1.4Exculpation of Agent. None of Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), (b) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law or (c) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or Affiliate of Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of Borrower or any other party to any Loan Document to perform its Obligations hereunder or thereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any of Borrower’s Subsidiaries or Affiliates.
1.5Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent,

certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 12, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
1.6Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of the Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Event of Default or Default and stating that such notice is a “notice of default”. Agent will notify the Lenders of its receipt of any such notice. Agent shall take such action with respect to such Event of Default or Default as may be requested by the Required Lenders in accordance with Section 13; provided that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Default as it shall deem advisable or in the best interest of the Lenders.
1.7Credit Decision. Each Lender acknowledges that Agent has not made any representation or warranty to it, and that no act by Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by Agent to any Lender as to any matter, including whether Agent has disclosed material information in its possession. Each Lender represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrower which may come into the possession of Agent.
1.8Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any Agent Advances and any costs or out-of-pocket expenses (including Attorney Costs and Taxes)

incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of Agent.
1.9Agent in Individual Capacity. CIBC US and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties and Affiliates thereof as though CIBC US were not Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, CIBC US or its Affiliates may receive information regarding Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), CIBC US and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though CIBC US were not Agent, and the terms “Lender” and “Lenders” include CIBC US and its Affiliates, to the extent applicable, in their individual capacities.
1.10Successor Agent. Agent may resign as Agent upon 30 days’ notice to the Lenders. If Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Specified Event of Default exists) the consent of Borrower (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and (so long as no Event of Default is then continuing) Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated (except for any indemnity payments owed to the retiring or removed Agent). After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 14 and Section 15.5 and Section 15.17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. If the Person serving as Agent is a Defaulting Lender pursuant to clause (c) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to Borrower and such Person remove such Person as Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders), then such removal shall nonetheless become effective in accordance with such notice on such date.
1.11Collateral Matters. Each Lender authorizes and directs Agent to enter into the other Loan Documents for the benefit of Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by Required Lenders in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to this Agreement and the other Loan Documents. The Lenders irrevocably authorize Agent, at its option and in its discretion, (a) to release any Lien granted to or held by Agent under any Collateral Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of Borrower hereunder and the expiration or termination of all Letters of Credit; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder (including the release of any guarantor); or (iii) subject to Section 15.1, if approved, authorized or ratified in writing by the Required Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by Section 11.2(d)(i) or Section 11.2(d)(iii) (it being understood that Agent may conclusively rely on a certificate from Borrower in determining whether the Debt secured by any such Lien is permitted by Section 11.1(b)). Upon request by Agent at any time, the Lenders will confirm in writing Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 14.11. Each Lender hereby authorizes Agent to give blockage notices in connection with any Subordinated Debt at the direction of Required Lenders and agrees that it will not act unilaterally to deliver such notices.
1.12Restriction on Actions by Lenders. Each Lender agrees that it shall not, without the express written consent of Agent, and shall, upon the written request of Agent (to the extent it is lawfully entitled to do so), set off against the Obligations, any amounts owing by such Lender to a Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken, any action, including the a commencement of any legal or equitable proceedings to foreclose any loan or otherwise enforce any security interest in any of the Collateral or to enforce all or any part of this Agreement or the other Loan Documents. All enforcement actions under this Agreement and the other Loan Documents against the Loan Parties or any third party with respect to the Obligations or the Collateral may only be taken by Agent (at the direction of the Required Lenders or as otherwise permitted in this Agreement) or by its agents at the direction of Agent.
1.13Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Agent and their respective agents and counsel and all other amounts due the Lenders and Agent under Section 5, Section 15.5 and Section 15.17) allowed in such judicial proceedings; and
(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Section 5, Section 15.5 and Section 15.17.
Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.
1.14Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

1.15Payments Sent in Error.
(a)If Agent notifies a Lender, secured party, or any other Person that has received funds on such Person’s behalf (each, a “Payment Recipient”) that Agent has determined at any time in its sole discretion that any funds received by such Payment Recipient from Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient, whether or not known to such Payment Recipient (any such funds or portion thereof, however received or characterized, an “Erroneous Payment”) and demands the return of such Erroneous Payment, such Erroneous Payment shall at all times remain the property of Agent, be segregated by the Payment Recipient and held in trust for the benefit of Agent, and such Payment Recipient shall (or shall cause any Payment Recipient on its behalf to) promptly, but in no event later than two Business Days thereafter, return to Agent the amount of any such Erroneous Payment, in same day funds (in the currency so received), together with interest thereon rom and including the date such Erroneous Payment was received by such Payment Recipient to the date such amount is repaid to Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (however received or characterized) from Agent (or any of its Affiliates) that (i) is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) relating thereto, (ii) was not preceded or accompanied by such a notice, or (iii) such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case (A) an error shall be presumed to have been made absent written confirmation from Agent to the contrary and (B) such Payment Recipient shall (or shall cause any Payment Recipient on its behalf to) promptly, but in no event later than one Business Day of its knowledge of such error, notify Agent of its receipt of such payment, prepayment or repayment, the details thereof in reasonable detail and that it is so notifying Agent pursuant to this Section 14.15(b).
(c)Each Payment Recipient hereby authorizes Agent to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by Agent to such Payment Recipient from any source, against any amount due to Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)In the event that any Erroneous Payment is not recovered by Agent from or on behalf of a Lender for any reason, after demand therefor in accordance with immediately preceding clause (a) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Agent may specify) (such assignment, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by Agent in such instance), and is hereby (together with Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to Borrower or Agent, (ii) Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) Agent may reflect in the Register its ownership interest in such Loans. Agent may, in its discretion, sell all or any portion of the Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by such net proceeds, and Agent shall retain all other rights, remedies and claims against any applicable Payment Recipient. For the avoidance of doubt, no Erroneous Payment

Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether Agent may be equitably subrogated, Agent shall be contractually subrogated to all the rights and interests of the applicable Payment Recipient under the Loan Documents with respect to each Erroneous Payment Return Deficiency.
(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower or any other Loan Party, except, in each case, solely to the extent such Erroneous Payment is comprised of funds received by Agent from or on behalf of (including through the exercise of remedies under the Loan Documents) Borrower or any other Loan Party for the purpose of a payment on the Obligations.
(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and each Payment Recipient hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payment, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(g)Each party’s obligations, agreements and waivers under this Section 14.15 shall survive the resignation or replacement of Agent, any transfer of rights or obligations by, or the replacement of, a Lender the termination of the Commitments and/or the repayment, satisfaction or discharge of any or all Obligations under any Loan Document.
1.16Certain ERISA Matters. For the benefit of Agent, and not for Borrower or any other Loan Party, each Lender (x) represents and warrants as of the date it became a Lender and (y) covenants from the date it became a Lender to the date it ceases being a Lender:
(a)that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more benefit plans for such Lender’s entrance into, participation in, administration and performance of the Loans, Commitments or this Agreement; (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14, PTE 95-60, PTE 90-1, PTE 91-38 or PTE 96-23, is applicable to such Lender’s entrance into, participation in, administration and performance of the Loans, Commitments and this Agreement, (iii) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14) which made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, Letters of Credit, Commitments and this Agreement, and the entrance into, participation in, administration and performance of the Loans, Letters of Credit, Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and, to the best knowledge of such Lender, subsection (a) of Part I of PTE 84-14, or (iv) such other representation, warranty and covenant as may be agreed in writing between Agent, in its sole discretion, and such Lender; and
(b)unless either (i) sub-clause 14.16(a)(i) is true with respect to such Lender or (ii) such Lender has provided another representation, warranty and covenant in accordance with sub-clause 14.16(a)(iv), that Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration and performance of the Loans, Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 15.
GENERAL
1.1Waiver; Amendments. No delay on the part of Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lenders having an aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (a) extend or increase the Commitment of any Lender without the written consent of such Lender, (b) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, (c) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby (except for periodic adjustments of interest rates and fees resulting from a change in the Applicable Margin as provided for in this Agreement); or (d) release any guarantor from its obligations under this Agreement, other than as part of or in connection with any disposition permitted hereunder, or subordinate the obligations of any guarantor hereunder to any other indebtedness for borrowed money, or release or subordinate to the lien in favor of any other indebtedness for borrowed money all or any substantial part of the Collateral granted under the Collateral Documents (except as permitted by Section 14.11), change the definition of Required Lenders, any provision of Section 7.2, any provision of Section 7.5, any provision of this Section 15.1, add one or more additional credit facilities to this Agreement or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case set forth in this clause (d), the written consent of all Lenders. No provision of Section 6.2(b) or Section 6.3 with respect to the timing or application of mandatory prepayments of the Loans shall be amended, modified or waived without the consent of Lenders having a majority of the aggregate Pro Rata Shares of the Loans affected thereby. No provision of Section 14 or other provision of this Agreement affecting Agent in its capacity as such shall be amended, modified or waived without the consent of Agent. No provision of this Agreement relating to the rights and duties of any Lender to which Bank Product Obligations are owed (including Hedging Obligations) shall be amended, modified or waived with the consent of such Lender.
If, in connection with any proposed amendment, modification, waiver or termination (a) requiring the consent of all Lenders, the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained and (b) if there are two (2) Lenders, and the consent of both Lenders is required pursuant to the definition of “Required Lenders”, but the consent of the Lender whose Pro Rata Share is less than 51% is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as Agent or its Affiliates is not a Non-Consenting Lender, Borrower may appoint a Replacement Lender pursuant to Section 8.7(b).
Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.
In addition, notwithstanding anything in this Section to the contrary, if Agent and Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then Agent and Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to Agent within ten Business Days following receipt of notice thereof.
1.2Confirmations. Borrower and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

1.3Notices.
(a)Generally. Except as otherwise provided in Section 2.2(b) and Section 2.2(c), or clauses (b) and (c) below, all notices hereunder shall be in writing (including email) and shall be sent to the applicable party at its address shown on Annex B or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by e-mail shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Section 2.2(b) and Section 2.2(c), Agent shall be entitled to rely on telephonic instructions from any person that Agent in good faith believes is an authorized officer or employee of Borrower, and Borrower shall hold Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance
(b)Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including email, and Internet or intranet websites) pursuant to procedures approved by Agent provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified Agent that it is incapable of receiving notices under such Section by electronic communication. Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)Platform.
(i)Each Loan Party agrees that Agent may, but shall not be obligated to, make the Communications (as defined below) available to the other Lenders by posting the Communications on the Platform.
(ii)The Platform is provided “as is” and “as available.” Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall Agent or any of its Affiliates or the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of Agent or its Affiliates (collectively, the “Agent Parties”) have any liability to Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s, any Loan Party’s or Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

(d)Public Information. Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the materials and information provided by or on behalf of Borrower hereunder and under the other Loan Documents (collectively, “Borrower Materials”) that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Agents and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of U.S. Federal and state securities laws (provided, however, that to the extent that such Borrower Materials constitute Information, they shall be subject to Section 15.9); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (iv) Agents shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Each Public Lender will designate one or more representatives that shall be permitted to receive information that is not designated as being available for Public Lenders.
1.4[Reserved].
1.5Costs and Expenses. Each Loan Party, jointly and severally agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of Agent (including Attorney Costs) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any Collateral and the costs of Intralinks (or other similar service), if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable and documented out-of-pocket costs and expenses (including Attorney Costs) incurred by Agent and each Lender after an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof. In addition, each Loan Party agrees to pay, and to save Agent and the Lenders harmless from all liability for, any fees of Borrower’s auditors in connection with any reasonable exercise by Agent and the Lenders of their rights pursuant to Section 10.2. All Obligations provided for in this Section 15.5 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.
1.6Assignments; Participations.
(a)Assignments.
(i)Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s Loans and Commitments, with the prior written consent of Agent and, so long as no Specified Event of Default exists, Borrower (which consents shall not be unreasonably withheld or delayed and shall not be required for an assignment by a Lender to a Lender (other than a Defaulting Lender) or an Affiliate of a Lender (other than an Affiliate of a Defaulting Lender)) or an Approved Fund (other than an Approved Fund of a Defaulting Lender). Except as Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the remaining Commitment and Loans held by the assigning Lender (provided that an assignment to a Lender, an Affiliate of a Lender or an Approved Fund shall not be subject to the foregoing minimum assignment limitations). Borrower and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit C hereto (an “Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500. Notwithstanding anything herein to the contrary, no assignment may be made to (A) Borrower, (B) any other Loan Party, (C) any equity holder of a Loan Party or any other Person that owns, directly or indirectly, five percent (5%) or more of any class of equity in Borrower, any Affiliate of Borrower or any other Loan Party, (D) any holder of Subordinated Debt or any Debt that is secured by Liens that have been contractually subordinated to the Liens securing the Obligations or (E) any Affiliate of any of the foregoing Persons without the prior written consent of Agent and the Required Lenders, which consent may be withheld in Agent’s and Required Lenders’ sole discretion and, in any event, if granted, may be conditioned on such terms and conditions as Agent or Required Lenders shall require in their sole discretion, including, without limitation, a limitation on the aggregate amount of Loans and Commitments which may be held by such Person and/or its Affiliates and/or limitations on such Person’s and/or its Affiliates’ voting and consent rights and/or rights to attend Lender meetings or obtain information provided to other Lenders. Any attempted assignment not made in accordance with this Section 15.6(a) shall be treated as the sale of a participation under Section 15.6(b). Borrower shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless Borrower has expressly objected to such assignment within five (5) Business Days after notice thereof. In no event shall any assignment be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).
(ii)From and after the date on which the conditions described above have been met, (A) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee’s Pro Rata Share of the Commitment plus the principal amount of the Assignee’s Loans (and, as applicable, a Note in the principal amount of the Pro Rata Share of the Revolving Commitment retained by the assigning Lender plus the principal amount of the Loans retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by Agent of such Note(s), the assigning Lender shall return to Borrower any prior Note held by it.
(iii)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(b)Participations. Any Lender may at any time sell to one or more Persons participating interests in its Loans, Commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, (iii) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender and (iv) each Lender granting a participation hereunder shall maintain, as a non-fiduciary agent of Borrower, a register (the “Participation Register”) as to the participations granted and transferred under this Section 15.6(b) containing the same information specified in Section 15.7 on the Register as if the each participant were a Lender, and no participation may be transferred except as recorded in such Participation Register. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 15.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. Notwithstanding anything herein to the contrary, no participation may be sold to any equity holder of a Loan Party, any Affiliate of any equity holder of a Loan Party, any Loan Party, any holder of Subordinated Debt, any holder of any Indebtedness that is secured by Liens that have been contractually subordinated to the Liens securing the Obligations or any Affiliate of any of the foregoing Persons without the prior written consent of Agent and the Required Lenders, which consent may be withheld in Agent’s or Required Lenders’ sole discretion and, in any event, if granted, may be conditioned on such terms and conditions as Agent or Required Lenders shall require in their sole discretion, including, without limitation, a limitation on the aggregate amount of Loans and Commitments which may be participated such Person and/or its Affiliates and/or limitations on such Person’s and/or its Affiliates’ voting and consent rights and/or rights to attend Lender meetings or obtain information provided to other Lenders. Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.5. Borrower also agrees that each Participant shall be entitled to the benefits of Section 7.9 or Section 8 as if it were a Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 7.9 or Section 8 than would have been paid to the participating Lender on such date if no participation had been sold and that each Participant complies with Section 7.9(d)(i) as if it were a Lender).
1.7Register. Agent shall maintain as a non-fiduciary agent of Borrower, a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of each Lender and principal and stated interest of each Loan owing to each Lender from time to time and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans. The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register. This Section and Section 15.6(b) shall be construed so that the Loans are at all times maintained in “registered form” for the purposes of the Code and any related regulations (and any successor provisions).
1.8GOVERNING LAW. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.
1.9Confidentiality. As required by federal law and Agent’s policies and practices, Agent may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services. Agent and each Lender agree to maintain as confidential all information provided to them by any Loan Party and designated as confidential, except that Agent and each Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 15.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Agent or such Lender is a party; (f) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; (g) to any Affiliate of Agent or any Lender who may provide Bank Products to the Loan Parties; (h) to Lender’s independent auditors and other professional advisors as to which such information has been identified as confidential, it being understood that any such person shall be advised of the confidential nature of such information and instructed to keep such information confidential; or (i) that ceases to be confidential through no fault of Agent or any Lender. Notwithstanding the foregoing, Borrower consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements. If any provision of any confidentiality agreement, non-disclosure agreement or other similar agreement between Borrower and Lender conflicts with or contradicts this Section 15.9 with respect to the treatment of confidential information, this section shall supersede all such prior or contemporaneous agreements and understandings between the parties.
1.10Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Loan Parties and rights of Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by Applicable Law.
1.11Nature of Remedies. All Obligations of the Loan Parties and rights of Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by Applicable Law. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
1.12Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.2) and any prior arrangements made with respect to the payment by the Loan Parties of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of Agent or the Lenders.
1.13Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws governing this Agreement based on the Uniform Electronic Transactions Act or otherwise. Electronic records of executed Loan Documents maintained by Agent shall be deemed to be originals.
1.14Successors and Assigns. This Agreement shall be binding upon Borrower, the other Loan Parties, the Lenders and Agent and their respective successors and assigns, and shall inure to the benefit of Borrower, the other Loan Parties, the Lenders and Agent and the successors and assigns of the Lenders and Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. No Loan Party may assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Agent and each Lender.
1.15Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.
1.16Customer Identification - USA Patriot Act Notice. Each Lender subject to the Patriot Act and CIBC US (for itself and not on behalf of any other party) hereby notify the Loan Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it may be required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or CIBC US, as applicable, to identify the Loan Parties in accordance with the Patriot Act.

1.17INDEMNIFICATION BY LOAN PARTIES. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY AGENT AND THE LENDERS AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, EACH LOAN PARTY HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD AGENT, EACH LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF AGENT AND EACH LENDER (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY THE LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY PURCHASE OF CAPITAL SECURITIES OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY LOAN PARTY OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, EACH LOAN PARTY HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 15.17 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, EXPIRATION OR TERMINATION OF THE LETTERS OF CREDIT, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT. THIS SECTION 15.17 SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.
1.18Nonliability of Lenders. The relationship between Borrower on the one hand and the Lenders and Agent on the other hand shall be solely that of borrower and lender. Neither Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither Agent nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. Each Loan Party agrees that neither Agent nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY LENDER PARTY, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN, OR THE USE OF THE PROCEEDS THEREOF. NO LENDER PARTY SHALL BE LIABLE FOR ANY

DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR, ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). Each Loan Party acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.
1.19Cashless Settlements. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by Borrower, Agent and such Lender.
1.20FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH LOAN PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
1.21WAIVER OF JURY TRIAL. EACH LOAN PARTY, AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
1.22Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and (b) any effects of any Bail-in Action on any such liability.

The following terms shall have the following meanings:
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.23Acknowledgment Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree that (a) if a Covered Entity party to such Supported QFC becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation therein or thereunder, and any property rights relating thereto) from such Covered Entity will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime, and (b) if such Covered Entity or a BHC Act Affiliate thereof becomes subject to such a proceeding, Default Rights under the Loan Documents that might otherwise be exercised against such Covered Entity relating to such Supported QFC or any QFC Credit Support are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime.
The following terms shall have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and interpreted in accordance with, 12 C.F.R. § § 252.81, 47.2 or 382.1 as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“U.S. Special Resolution Regimes” means the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
1.24Benchmark Replacement Setting; Benchmark Conforming Changes. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (a) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document (other than any Hedging Agreement) in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (b) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document (other than any Hedging Agreement) in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis on the first day of the month. In connection with the use, administration, adoption or implementation of Term SOFR or a Benchmark Replacement, Agent will have the right to make Benchmark Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Agent will promptly notify Borrower and the Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Benchmark Conforming Changes. Agent will promptly notify Borrower of the removal or reinstatement of any tenor of a

Benchmark pursuant to this Section and the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section. Notwithstanding anything to the contrary herein or in any other Loan Document (other than any Hedging Agreement), at any time, (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor, and if such tenor is the only tenor specified in such definition, Agent may, in its sole discretion, add an Available Tenor to such definition and implement a Benchmark Replacement Adjustment with respect thereto, and (i) if a tenor that was removed pursuant to clause (a) above either (A) is subsequently displayed on a screen or information service for a Benchmark or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans, and any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Term SOFR Interest Period.
The following terms shall have the following meanings:
“Available Tenor” means, as of any date of determination with respect to the then-current Benchmark, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” or similar term pursuant to Section 15.24.
“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 15.24.
“Benchmark Conforming Changes” means, with respect to Term SOFR or any Benchmark Replacement, any technical, administrative or operational changes, modifications, supplements, amendments or other conforming changes that Agent decides may be appropriate to reflect the adoption and implementation of Term SOFR or such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or determines that no such market practice exists, in such other manner as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by Agent for the applicable Benchmark Replacement Date:
(a)    the sum of: (i) Daily Simple SOFR and (ii) the SOFR Spread Adjustment for a period of 1 month; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by Agent and Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Agent and Borrower giving due consideration to any selection or recommendation by the Relevant Governmental Body, or any evolving or then-prevailing market convention at such time, for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such type of replacement for U.S. dollar-denominated syndicated credit facilities, at such time.
“Benchmark Replacement Date” means a date and time determined by Agent, which date shall be no later than the earlier to occur of the following events with respect to the then-current Benchmark: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or (b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date. For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: (a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); (b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official or resolution authority with jurisdiction over the administrator for such Benchmark (or such component), or a court or an entity with similar insolvency or resolution authority, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or (c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative. For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 15.24 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 15.24.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if Agent decides that any such convention is not administratively feasible for Agent, then Agent may establish another convention in its reasonable discretion.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
Section 16.
LOAN GUARANTY
1.1Guaranty.
(a)To induce the Lenders to provide the credits described herein and in consideration of benefits expected to accrue to Borrower by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Subsidiary Guarantor hereby unconditionally and irrevocably, jointly and severally as a primary obligor and not only a surety, guaranty to Agent, for itself and the other Lenders (or their applicable Affiliates) and its successors, endorsees, transferees and assigns, the prompt and complete payment and performance by Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations (other than those Obligations constituting, with respect to Subsidiary Guarantors, Excluded Hedging Obligations).
(b)Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of Subsidiary Guarantors hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Subsidiary Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 16.2).
(c)Subsidiary Guarantors agree that the Obligations may at any time and from time to time exceed the amount of the liability of Subsidiary Guarantors hereunder without impairing the guaranty contained in this Section 16 or affecting the rights and remedies of Agent or any Lender hereunder.
(d)The guaranty contained in this Section 16 shall remain in full force and effect until the earliest to occur of (i) the first date on which all of the Obligations (other than contingent indemnification obligations for which no claim has been asserted) shall have been paid in full, (ii) as to any Subsidiary Guarantor, any transaction or occurrence as a result of which such Subsidiary Guarantor ceases to be a Subsidiary of Borrower, in each case that is permitted under this Agreement and

(iii) as to any Subsidiary Guarantor, such Subsidiary Guarantor becoming an Excluded Subsidiary in accordance with the terms of this Agreement.
(e)No payment made by Borrower or any other guarantor or any other Person or received or collected by Agent or any Lender from Borrower or any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Subsidiary Guarantors hereunder which shall, notwithstanding any such payment (other than any payment made by Subsidiary Guarantors in respect of the Obligations or any payment received or collected from Subsidiary Guarantors in respect of the Obligations), remain liable for the Obligations up to the maximum liability of Subsidiary Guarantors hereunder until the Obligations are indefeasibly paid in full.
1.2Right of Contribution. Subsidiary Guarantors hereby agree that to the extent that Subsidiary Guarantors shall have paid more than its proportionate share of any payment made hereunder, Subsidiary Guarantors shall be entitled to seek and receive contribution from and against any other guarantor which has not paid its proportionate share of such payment. Subsidiary Guarantors’ right of contribution shall be subject to the terms and conditions of Section 16.3. The provisions of this Section 16.2 shall in no respect limit the obligations and liabilities of Subsidiary Guarantors to Agent, and Subsidiary Guarantors shall remain liable to Lender for the full amount guaranteed by Subsidiary Guarantors hereunder.
1.3Subrogation. Notwithstanding any payment made by Subsidiary Guarantors hereunder or any set-off or application of funds of Subsidiary Guarantors by Agent or any Lender, no Subsidiary Guarantors shall be entitled to be subrogated to any of the rights of Agent or any Lender against Borrower or any other guarantor or any collateral security or guaranty or right of offset held by Agent or any Lender for the payment of the Obligations, nor shall Subsidiary Guarantors seek or be entitled to seek any contribution or reimbursement from Borrower or any other guarantor in respect of payments made by Subsidiary Guarantors hereunder, until all of the Obligations are indefeasibly paid in full and the Commitments are terminated. If any amount shall be paid to Subsidiary Guarantors on account of such subrogation rights at any time when all of the Obligations shall not have been indefeasibly paid in full, such amount shall be held by Subsidiary Guarantors in trust for Agent, segregated from other funds of Subsidiary Guarantors, and shall, forthwith upon receipt by Subsidiary Guarantors, be turned over to Agent in the exact form received by Subsidiary Guarantors (duly indorsed by Subsidiary Guarantor, if required), to be applied against the Obligations, whether matured or unmatured, in such order as Agent may determine.
1.4Amendments, etc. with respect to the Obligations. Subsidiary Guarantors shall remain obligated hereunder notwithstanding that, without any reservation of rights against Subsidiary Guarantors and without notice to or further assent by Subsidiary Guarantors, any demand for payment of any of the Obligations made by Agent may be rescinded by Agent and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guaranty therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Agent, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection herewith and therewith may be amended, modified, supplemented or terminated, in whole or in part, as Agent may deem advisable from time to time. Agent shall have no obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guaranty contained in this Section 16 or any property subject thereto. Agent may, from time to time, at its reasonable discretion and without notice to Subsidiary Guarantors, take any or all of the following actions: (a) [reserved], (b) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the undersigned, with respect to any of the Obligations, (c) extend or renew any of the Obligations for one or more periods (whether or not longer than the original period), alter or exchange any of the Obligations, or release or compromise any obligation of any of the undersigned hereunder or any obligation of any nature of any other obligor with respect to any of the Obligations, (d) release any guaranty or right of offset or its security interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Obligations or any obligation hereunder, or extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property, and (e) resort to any other guarantor for payment of any of the Obligations when due, whether or not Agent shall have resorted to any property securing any of the Obligations or any obligation hereunder or shall have proceeded against any other of the undersigned or any other obligor primarily or secondarily obligated with respect to any of the Obligations.
1.5Waivers. Subsidiary Guarantors waive any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Agent upon the guaranty contained in this Section 16 or acceptance of the guaranty contained in this Section 16; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guaranty contained in this Section 16, and all dealings between Borrower and Subsidiary Guarantors, on the one hand, and Agent, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guaranty contained in this Section 16. Subsidiary Guarantors waive (a) diligence, presentment, protest, demand for payment and notice of default, dishonor or nonpayment and all other notices whatsoever to or upon Borrower or Subsidiary Guarantors with respect to the Obligations, (b) notice of the existence or creation or non-payment of all or any of the Obligations and (c) all diligence in collection or protection of or realization upon any Obligations or any security for or guaranty of any Obligations.
1.6Payments. Subsidiary Guarantors hereby guaranty that payments hereunder will be paid to Agent without set-off or counterclaim in Dollars at the office of Agent specified herein.
[Signature pages follow]

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.
BORROWER:
GREENLIGHT CAPITAL RE, LTD.
By:    /s/ Faramarz Romer
    Faramarz Romer
    Chief Financial Officer

SUBSIDIARY GUARANTORS:
GREENLIGHT RE MARKETING (UK) LIMITED
By:    /s/ Patrick O’Brien
    Patrick O’Brien
    Director

VERDANT HOLDING COMPANY, LTD.
By:    /s/ Faramarz Romer
    Faramarz Romer
    Director, President and Chief Financial Officer

Signature Page to Credit Agreement

CIBC BANK USA, as Agent and as a Lender
By:    /s/ Amanda Buzdum
    Amanda Buzdum, Managing Director

Signature Page to Credit Agreement

SYNOVUS BANK

By:	/s/ Keith Sipes
Name:	Keith Sipes
Title:	Managing Director
Signature Page to Credit Agreement